UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ASSOCIATED BANC-CORP
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 14, 2012

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 24, 2012, at the Fort Howard Theater — Bemis Center, St. Norbert College, 100 Grant Street, De Pere, Wisconsin. We will present an economic/investment update beginning at 10:00 a.m., with Associated’s Wealth Management professionals providing an update on the equity market and interest rate environment.

This year, we are taking advantage of the Securities and Exchange Commission rules allowing companies to provide their shareholders with access to proxy materials over the Internet. On or about March 15, 2012, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders informing them that our Proxy Statement, 2011 Annual Report and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend.

We always appreciate your input and interest in Associated Banc-Corp. Please e-mail comments or questions to shareholders@associatedbank.com.

Sincerely,

William R. Hutchinson

Chairman of the Board

Philip B. Flynn

President and CEO

1200 Hansen Road

Green Bay, Wisconsin 54304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 24, 2012

Holders of Common Stock of Associated Banc-Corp:

The Annual Meeting of Shareholders of Associated Banc-Corp will be held at the Fort Howard Theater — Bemis Center, St. Norbert College, 100 Grant Street, De Pere, Wisconsin, on Tuesday, April 24, 2012, at 11:00 a.m. (CDT) for the purpose of considering and voting on the following proposals:

1.	The election of twelve directors. The Board of Directors’ nominees are named in the accompanying Proxy Statement.

2.	The amendment of the Amended and Restated Articles of Incorporation of Associated Banc-Corp regarding the rights and preferences of preferred stock.

3.	Advisory approval of Associated Banc-Corp’s named executive officer compensation.

4.	Advisory vote on the frequency of advisory approval of Associated Banc-Corp’s named executive officer compensation.

5.	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2012.

6.	Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed February 29, 2012, as the record date for determining the shareholders of Associated Banc-Corp entitled to receive notice of and to vote at the meeting, and only holders of Common Stock of Associated Banc-Corp of record at the close of business on such date will be entitled to receive notice of and to vote at such meeting and all adjournments.

Kristi A. Hayek

Senior Vice President,

Acting General Counsel

& Corporate Secretary

Green Bay, Wisconsin

March 14, 2012

YOUR VOTE IS IMPORTANT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2012:

The proxy statement and annual report are available online at www.proxydocs.com/ASBC.

YOU CAN ALSO VOTE BY TELEPHONE AT 1-866-390-6276.

IF YOU DO NOT VOTE BY USING THE INTERNET OR THE TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY USING THE INTERNET OR THE TELEPHONE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

i

ii

1200 Hansen Road

Green Bay, Wisconsin 54304

PROXY STATEMENT

ANNUAL MEETING — APRIL 24, 2012

Information Regarding Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp (“Associated”) to be voted at the Annual Meeting of Shareholders on Tuesday, April 24, 2012, and at any and all adjournments of such meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2012.

Securities and Exchange Commission (“SEC”) rules allow us to change the way we make our proxy statement and other annual meeting materials available to you. On or about March 15, 2012, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our shareholders advising them that this Proxy Statement, the 2011 Annual Report and voting instructions may be accessed over the Internet at www.proxydocs.com/asbc. You may then access these materials and vote your shares over the Internet, or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.investorelections.com/asbc, by calling toll free 1-866-648-8133, or by sending an e-mail to paper@investorelections.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 10, 2012 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

The cost of solicitation of proxies will be borne by Associated. In addition to such solicitation by mail, some of the directors, officers, and employees of Associated may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained D.F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay D.F. King & Co., Inc. up to $12,000 plus its out-of-pocket expenses for these services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

VOTE BY INTERNET — www.proxypush.com/asbc.    Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 23, 2012. Have your Notice regarding the availability of proxy materials or proxy card if you have requested paper copies of the proxy materials in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet, please do not mail your proxy card.

VOTE BY TELEPHONE — 1-866-390-6276.    Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 23, 2012. Have your Notice regarding the availability of proxy materials or proxy card if you have requested paper copies of the proxy materials in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by two judges of election who are senior officers of Associated and who will determine whether or not a quorum is present. The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The judges of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

Shareholders are urged to sign, date, and return the enclosed proxy card as promptly as possible in the envelope enclosed for that purpose. Shareholders of record can also provide proxies using the Internet. The Internet voting procedures are designed to authenticate Associated’s shareholders’ identities, to allow Associated’s shareholders to provide their voting instructions, and to confirm that Associated’s shareholders’ instructions have been recorded properly. Shareholders who wish to vote over the Internet should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

Any Associated shareholder of record desiring to vote over the Internet will be required to enter the unique control number imprinted on such shareholder’s Notice or proxy card and, therefore, should have their Notice or proxy card in hand when initiating the session. To vote over the Internet, log on to the website www.proxyvote.com, and follow the simple instructions provided. Instructions are also included on the Notice and proxy card.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Such proxies may not be revoked via the Internet. Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees as directors, “FOR” the amendment of the Amended and Restated Articles of Incorporation of Associated regarding the rights and preferences of preferred stock, “FOR” the advisory approval of Associated’s named executive officer compensation, “One Year” when voting on the frequency of advisory votes to approve Associated’s named executive officer compensation and “FOR” the ratification of selection of KPMG LLP as Associated’s independent registered public accounting firm.

The Corporate Secretary of Associated is Kristi A. Hayek, Esq., 1200 Hansen Road, Green Bay, Wisconsin 54304.

Record Date and Voting Securities

The Board has fixed the close of business on February 29, 2012, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

The securities of Associated entitled to be voted at the meeting consist of shares of its common stock, $0.01 par value (“Common Stock”), of which 174,688,192 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the meeting.

Each share of Common Stock is entitled to one vote on each matter. No other class of securities will be entitled to vote at the meeting.

Corporate Report and Form 10-K Annual Report

The Proxy Statement, the 2011 Corporate Report, and the 2011 Form 10-K Annual Report have been either mailed or made available online to shareholders of record. The 2011 Corporate Report and the 2011 Form 10-K Annual Report do not constitute a part of the proxy material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has the responsibility for establishing broad corporate policies and for the overall performance of Associated, although it is not involved in Associated’s day-to-day operations. Members of the Board are kept informed of Associated’s business by various reports and documents sent to them on a regular basis, including operating and financial reports presented at Board and committee meetings by officers of Associated.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance Committee’s conclusion that each nominee should serve as a director. The twelve nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Associated’s Corporate Governance Guidelines set forth procedures if a nominee is elected but receives a majority of “withheld” votes. In an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

The nominees have consented to serve, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated’s executive offices. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the nominees.

The information presented below is as of March 14, 2012.

Nominees for Election to Our Board

Philip B. Flynn	Director since 2009
Age: 54

Mr. Flynn is President and Chief Executive Officer of Associated since December 1, 2009. Prior to joining Associated, he served as Vice Chairman and Chief Operating Officer of Union Bank. During his nearly 30-year career with Union Bank, he held a broad range of executive positions, including chief credit officer and head of commercial banking, specialized lending and wholesale banking. He served as a member of Union Bank’s board of directors from 2004 to 2009. Mr. Flynn’s qualifications to serve as a director of Associated and Chairman of the Corporate Development Committee include managing several different functional areas throughout his career in commercial banking.

John F. Bergstrom	Director since 2010
Age: 65

John F. Bergstrom is Chairman and Chief Executive Officer of Bergstrom Corporation of Neenah, Wisconsin, one of the top 50 largest automobile dealer groups in the United States. Mr. Bergstrom also serves as a director of Kimberly-Clark Corporation, Wisconsin Energy Corporation and its wholly owned subsidiary Wisconsin Electric Power Company, Advance Auto Parts, and the Green Bay Packers, Inc. Mr. Bergstrom has also served as a director of Sensient Technologies Corp. (through April 2006), Banta Corporation (through January 2007) and Midwest Air Group, Inc. (through June 2007). Mr. Bergstrom’s qualifications to serve as a director of Associated and member of the Compensation and Benefits Committee and Wealth Management and Trust Committee include his leadership experience as a chief executive officer of a successful retail sales business and public company board experience.

Ruth M. Crowley	Director since 2004
Age: 52

Ms. Crowley is a Principal of Innervisions Management, a consulting practice specializing in the retail business with a focus on brand development, marketing, merchandising, product and consumer segmentation, customer experience and business development in the U.S. and international markets since August 2007. She was the President of Motorsports Authentics, designing and creating products for NASCAR drivers and teams with oversight responsibility for retail and wholesale businesses from March 2006 to August 2007. Previously, she was Vice President and General Merchandise Manager for Harley-Davidson from February 2000 through February 2006 with total revenues over $1 billion. From 1998 to 2000, she was Senior Vice President with the Recreation Group of Universal Studios in California (Universal Theme Parks). She has held management positions in all sectors of the retail industry for over 25 years. She currently also serves as Vice Chairman of the Board of Governors of the University of North Texas School of Retail, Merchandising and Hospitality Management. Ms. Crowley’s qualifications to serve as director of Associated and member of the Compensation and Benefits Committee and the Wealth Management and Trust Committee include executive level experience and responsibility for significant and diverse business models. Her knowledge of the consumer business and experience in retail operations, marketing and brand development adds depth to the skills of the Board in retail strategy.

Ronald R. Harder	Director since 1991
Age: 68

Mr. Harder is presently retired. He served as the CEO of Jewelers Mutual Insurance Company, Neenah, Wisconsin, from 2005 to 2007, the President and CEO from 1982 until 2005, and was an officer since 1973. Jewelers Mutual Insurance Company is a mutual insurance company providing insurance coverage nationwide for jewelers in retail, wholesale, and manufacturing, as well as personal jewelry insurance coverage for individuals. Mr. Harder has served on several for-profit and non-profit boards of directors. He utilizes skills developed through his managerial experience over the course of his career in his service as a senior executive. His qualifications to serve as a director of Associated and member of the Audit Committee, Corporate Governance Committee and Nominating and Search Committee include serving as the CEO of Jewelers Mutual Insurance Company, one of the largest specialty-line underwriters of this type in the U.S.

William R. Hutchinson	Director since 1994
Age: 69

Mr. Hutchinson is Chairman of the Board. He has served as President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company, since April 2001. Previously, he was Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and held the positions of Vice President — Financial Operations, Treasurer, Controller, and Vice President — Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 until 1999. Mr. Hutchinson also serves as an independent director and Chairman of the Audit Committees of 26 closed-end funds in the Legg Mason Inc. Fund Complex. Mr. Hutchinson’s qualifications to serve as Chairman of the Board of Directors of Associated and member of the Corporate Development Committee include executive level responsibility for the financial operations of a large publicly traded company and significant mergers and acquisitions experience. Although Mr. Hutchinson is not currently serving on Associated’s Audit Committee, he meets the requirements of an audit committee financial expert.

Robert A. Jeffe	Director since 2011
Age: 61

Mr. Jeffe is Chairman and a Founding Partner of Hawkwood Energy. Prior to the formation of Hawkwood Energy, Mr. Jeffe served as Chairman of the Corporate Advisory Group of Deutsche Bank from November 2004 until February 2011. Previously, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company from December 2001 to November 2004, and as a member of GE Capital’s board of directors from January 2002 to June 2004. Mr. Jeffe has more than 35 years of investment banking experience and prior to working at Deutsche Bank, he was with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup) serving at all three firms as Managing Director, Head of the Global Energy and Natural Resources Group, and a member of the Investment Banking Management Committee and Global Leadership Group. At Morgan Stanley, Mr. Jeffe also was Co-Head of Global Corporate Finance. Mr. Jeffe’s qualifications to serve as a director of Associated and member of the Compensation and Benefits Committee, the Corporate Development Committee and the Enterprise Risk Committee include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions.

Eileen A. Kamerick	Director since 2007
Age: 53

Ms. Kamerick has served as the Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank, since May 2010 and is the President of the Houlihan Lokey Foundation. From August 2008 to May 2010, she served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States, with particular expertise in solar installations and greenroofs. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm from May 2008 to June 2008. BearingPoint, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code on February 18, 2009. Prior to joining BearingPoint, Inc., she served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick & Struggles International, Inc., an international executive search and leadership consulting firm, from June 2004 to May 2008. Ms. Kamerick served on the board of directors of The ServiceMaster Company from 2005 to 2007. She also currently serves on the board of directors of Westell Technologies, Inc. Her qualifications to serve as a director of Associated, Chair of the Audit Committee and member of the Corporate Development Committee, the Corporate Governance Committee and the Nominating and Search Committee include her executive-level responsibilities for the financial operations of both public and private companies, and she is a frequent law school lecturer on corporate governance. She has formal training in law, finance and accounting and meets the requirements of an audit committee financial expert.

Richard T. Lommen	Director since 2004
Age: 67

Mr. Lommen is Chairman of the Board of Courtesy Corporation, a McDonald’s franchisee, located in La Crosse, Wisconsin. Prior to that, he served as President of Courtesy Corporation from 1968 to 2006. Mr. Lommen served as Vice Chairman of the Board of First Federal Capital Corp from April 2002 to October 2004, when it was acquired by Associated. His qualifications to serve as a director of Associated, Chairman of the Compensation and Benefits Committee and a member of the Enterprise Risk Committee include his successful small business/franchise ownership, his experience in all aspects of franchise ownership, particularly management and instruction of retail employees, and marketing and sales to consumers and his service as Vice Chairman of First Federal Capital Corp.

J. Douglas Quick	Director since 1991
Age: 65

Mr. Quick has served as Chairman of Lakeside Foods, Inc., Manitowoc, Wisconsin, since July 2008, and prior to that time served as Chairman and CEO of Lakeside Foods, Inc. from July 2007 to June 2008 and President and CEO of Lakeside Foods, Inc. from 1986 to June 2007. Lakeside Foods, Inc. is a food processor of a diverse line of food products sold throughout the United States and the world. Mr. Quick’s qualifications to serve as a director of Associated, Chairman of the Corporate Governance Committee and the Nominating and Search Committee, and a member of the Audit Committee include 22 years of executive leadership experience as CEO and as a director of both public and private companies, including Lakeside Foods, Inc., and non-profit organizations, as well as an engineering and business background and management experience in the areas of manufacturing, strategic planning, mergers and acquisitions, and international business.

John C. Seramur	Director since 1997
Age: 69

Mr. Seramur is currently retired. He is the owner of Fifield Cranberry LLC. He was President, CEO and Chief Operating Officer of First Financial Corporation, a thrift holding company that merged with Associated in 1997, and its subsidiary, First Financial Bank, from 1966 to 1998. He has been a director of Health Payment Systems, Inc. since 2008 and currently serves as Chairman of the Board, a director of Stars Design since 2007 and was a director of Vita Foods from 1999 to June 2007. His qualifications to serve as a director of Associated and Chairman of the Enterprise Risk Committee include serving as the CEO of First Financial Corporation. He also served as Vice Chairman of Associated. He has experience managing mergers and acquisitions.

Karen T. van Lith	Director since 2004
Age: 52

Ms. van Lith (formerly Beckwith) was appointed as CEO and a director of MakeMusic, Inc., a publicly-traded company that develops and markets music education technology solutions, in June 2011. Ms. van Lith also serves as a director of Xata Corporation, a publicly traded provider of fleet operations solutions to the transportation industry, since April 2010. Until June 2011, she was a principal of MKB CEO, LLC, a financial advisory and interim CEO services firm, and ran an internet-marketing services company through Beckwith Crowe, LLC. Ms. van Lith was President and CEO of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, based in Eden Prairie, Minnesota, until its sale to

Concur Technologies in October 2007. She joined Gelco in 1999 as the CFO of Gelco Information Network; she then served as Chief Operating Officer of the company’s Trade Management Group, a division of Gelco Information Network, and was named its President and CEO in 2001. Before joining Gelco, she was with Ceridian Corp. for four years, most recently as Senior Vice President for business development and integration with Ceridian Employer Services. Ms. van Lith served as a director of CNS from 2003 to 2006. Her qualifications to serve as a director of Associated, Chair of the Wealth Management and Trust Committee and a member of the Audit Committee include her education in finance and accounting. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She meets the requirements of an audit committee financial expert.

John (Jay) B. Williams	Director since 2011
Age: 60

Mr. Williams is President and CEO of the Milwaukee Public Museum, Inc. Prior to joining the museum, he had a 37-year career in banking. His experience includes service to PrivateBancorp, Inc. from 2004 to 2010, during which period his responsibilities included being a director and Chief Operating Officer of PrivateBancorp, Inc., as well as Chairman and CEO of The PrivateBank and Trust Company. Prior to joining PrivateBancorp, Inc., during his 31-year career with U.S. Bank and its predecessor organizations Firstar and First Wisconsin, he held a broad range of management positions including Executive Vice President of U.S. Bank and President of U.S. Bank Wisconsin. Mr. Williams also serves on the board of Church Mutual Insurance Company, St. Norbert College, the Medical College of Wisconsin, the YMCA of Metropolitan Milwaukee and the Southeast Wisconsin Professional Baseball District (majority owner and operator of Miller Park). Mr. Williams’ qualifications to serve as a director of Associated and a member of the Compensation and Benefits Committee and the Enterprise Risk Committee include his extensive banking experience, as well as his leadership roles at several large financial institutions.

Director Qualifications

Directors are responsible for overseeing Associated’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on Associated’s Board of Directors that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Associated’s current and future needs.

In its assessment of each potential director candidate, including those recommended by shareholders, the Corporate Governance Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Associated’s business or other related industries and such other factors the Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.

The Board and the Corporate Governance Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of the various qualifications, skills and experiences of the 2012 director nominees would contribute to an effective and well-functioning Board. The Board and the Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated’s management.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the election of Mses. Crowley, Kamerick and van Lith and Messrs. Flynn, Bergstrom, Harder, Hutchinson, Jeffe, Lommen, Quick, Seramur and Williams to the Board of Directors.

Affirmative Determinations Regarding Director Independence

Associated’s Board has considered the independence of the nominees for election at the Annual Meeting under the corporate governance rules of the Nasdaq Stock Market (“NASDAQ”). The Board has determined that all of the nominees are independent under the NASDAQ corporate governance rules, except for Mr. Flynn, President and CEO of Associated. Mr. Flynn is not independent because of his service as an executive officer of Associated and not due to any other transactions or relationships.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Committees and Meeting Attendance

The Board held eight meetings during 2011. Each of the current directors who served on the Board during 2011 attended at least 75% of the total number of meetings of the Board and its committees of which they were members. Overall attendance at Board and committee meetings during 2011 averaged 95% for the directors as a group.

The Board convened an executive session of its independent directors at all of its regular board meetings held in 2011.

All the directors serve on the Boards of Associated’s two operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board has adopted Corporate Governance Guidelines, including a Code of Ethics for Directors and Executive Officers, which can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.” We will describe on our website amendments to or waivers from our Code of Ethics in accordance with all applicable laws and regulations. Associated’s executive officers, as employees of Associated, are also subject to the Employee Code of Conduct.

It is Associated’s policy that all of Associated’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2011 Annual Meeting of Shareholders were in attendance, with the exception of Mr. Williams, who was appointed to the Board in July 2011.

The following table lists the current members of each of the committees and the number of meetings held by each committee during 2011.

Name	Audit	Compensation and Benefits	Corporate Development	Corporate Governance	Enterprise Risk	Nominating and Search	Wealth Management and Trust
John F. Bergstrom		X					X
Ruth M. Crowley		X					X
Philip B. Flynn*			Chair
Ronald R. Harder	X			X		X
William R. Hutchinson(1)(2)			X
Robert A. Jeffe		X	X		X
Eileen A. Kamerick(1)	Chair		X	X		X
Richard T. Lommen		Chair			X
J. Douglas Quick	X			Chair		Chair
John C. Seramur					Chair
Karen T. van Lith(1)	X						Chair
John (Jay) B. Williams		X			X
Number of Meetings	17	9	0	3	8	0	4

*	Management

(1)	Financial Expert

(2)	Mr. Hutchinson may attend meetings of each of the committees as an ex-officio voting member

The following summarizes the responsibilities of the various committees. The complete committee charters can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.”

Audit Committee

Under the terms of its charter, the Audit Committee of the Board of Directors (the “Audit Committee”) reviews the adequacy of internal accounting controls, reviews with the independent registered public accounting firm its plan and results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have free access to the Audit Committee at any time. In addition, the Audit Committee oversees management’s bank regulatory compliance. The Audit Committee advises the Board of Directors with respect to Associated’s policies and procedures regarding compliance with the Code of Ethics for Directors & Executive Officers.

Compensation and Benefits Committee

Under the terms of its charter, the functions of the Compensation and Benefits Committee of the Board of Directors (the “Compensation and Benefits Committee”) include, among other duties directed by the

Board, administration and oversight of Associated’s executive compensation, employee benefit programs and director compensation.

Corporate Development Committee

Under the terms of its charter, the functions of the Corporate Development Committee of the Board of Directors (the “Corporate Development Committee”) include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.

Corporate Governance Committee

Under the terms of its charter, the functions of the Corporate Governance Committee of the Board of Directors (the “Corporate Governance Committee”) include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates.

Enterprise Risk Committee

Under the terms of its charter, the functions of the Enterprise Risk Committee of the Board of Directors (the “Enterprise Risk Committee”) include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks.

Nominating and Search Committee

The Nominating and Search Committee, which was established in 2009 as a subcommittee of the Corporate Governance Committee, focuses on the selection and recommendation to the Board of Directors of independent director candidates.

Wealth Management and Trust Committee

Under the terms of its charter, the functions of the Wealth Management and Trust Committee of the Board of Directors (the “Wealth Management and Trust Committee”) include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of its trust/fiduciary powers.

Separation of Board Chairman and CEO

As reflected in our Corporate Governance Guidelines, while the Board has no formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, the Board acknowledges that such separation may be appropriate under certain circumstances. Currently, the positions of Chairman of the Board and Chief Executive Officer are separated. The Board elected to separate these roles upon Mr. Flynn’s joining Associated in December 2009 and because it determined that Mr. Hutchinson, our former Lead Director, serving as Chairman would enhance the effectiveness of the Board. Additionally, the Board recognized that managing the Board in the current economic environment is a particularly time-intensive responsibility. Separating the roles allows Mr. Flynn to focus solely on his duties as the Chief Executive Officer which better serves Associated. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates any potential conflicts of interest between the Board and management.

Board Diversity

The Corporate Governance Committee considers attributes of diversity as outlined in the Corporate Governance Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis for the Board as constituted, they are particularly considered in the recruitment and deliberation regarding new nominees. The Corporate Governance Committee Charter sets forth desired diversity characteristics for Board member experience and competencies. The Corporate Governance Committee believes that Associated’s best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The “outside” perspectives of the Board members are key factors in contributing to our success. The following diversity principles were initially implemented and have been in place since April 2003 and are set forth in the Corporate Governance Committee Charter:

•	The number of directors should be maintained at 10-12 persons with the flexibility to expand, if required, to support acquisitions or mergers.

•	Geographic diversity, as it relates to the markets Associated serves.

•	Industry representation, including a mix and balance of manufacturing, service, public and private company experience.

•

Multi-disciplinary expertise, including financial/accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.

•	Racial, ethnic, and gender diversity.

•

A majority of the members of the Board shall be “independent” directors as defined by applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of NASDAQ.

The Corporate Governance Committee has periodically assessed the effectiveness of the principles set forth above, most recently in connection with its activities in preparation for the 2012 Annual Meeting of Shareholders. In light of the current Board’s representation of diverse industry, background, communities within Associated’s markets, professional expertise and gender diversity, the Corporate Governance Committee believes that Associated has effectively implemented these principles.

Director Nominee Recommendations

The Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with this section under the same criteria as any other potential nominee. The Corporate Governance Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of director characteristics, experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, that sets forth (1) the name, age, address

(business and residence) and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Associated.

Communications Between Shareholders and the Board of Directors

Associated’s Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, or by e-mail to shareholders@associatedbank.com. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual directors on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

Compensation and Benefits Committee Interlocks and Insider Participation

There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the Securities and Exchange Commission, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The following is a list of names and ages of executive officers of Associated indicating all positions and offices held by each such person and each such person’s principal occupation(s) or employment during the past five years. Officers are appointed annually by the Board of Directors at the meeting of directors immediately following the annual meeting of shareholders. There are no family relationships among these officers, nor any arrangement or understanding between any officer and any other person pursuant to which the officer was selected. No person other than those listed below has been chosen to become an executive officer of Associated. The information presented below is as of March 14, 2012.

Philip B. Flynn serves as President and Chief Executive Officer and a director of Associated. Prior to joining Associated, he served as Vice Chairman and Chief Operating Officer of Union Bank. During his nearly 30-year career with Union Bank, he held a broad range of executive positions, including chief credit officer and head of commercial banking, specialized lending and wholesale banking. He served as a member of Union Bank’s board of directors from 2004 to 2009. He was first elected an executive officer of Associated on December 1, 2009. Age: 54.

Oliver Buechse serves as Executive Vice President, Chief Strategy Officer, of Associated and Associated Bank, National Association. He is also a director of Associated Banc-Corp Foundation. From February 2004 to January 2010, he was Senior Vice President, Strategy and Special Projects at Union Bank, and from January 2009 to January 2010, he also served as Senior Vice President, Vision and Strategy, North American Strategy Office at The Bank of Tokyo — Mitsubishi UFJ. He began his career at McKinsey & Company, working in the U.S., Germany, and Austria. He was first elected as an executive officer of Associated on February 15, 2010. Age: 43.

Christopher J. Del Moral-Niles serves as Executive Vice President, Deputy Chief Financial Officer, of Associated and Associated Bank, National Association. From 2006 to 2010, he held various leadership roles for The First American Corporation and its subsidiaries, including serving as Corporate Treasurer and as divisional President of First American Trust, FSB. From 2003 to 2006, Mr. Niles held various positions with Union Bank, including serving as Senior Vice President and Director of Liability Management. Prior to his time with Union Bank, Mr. Niles spent a decade as a financial services investment banker supporting depository and asset management mergers and acquisitions, bank and thrift capital issuances, and bank funding transactions. He was first elected an executive officer of Associated on August 1, 2011. Age: 41.

Patrick J. Derpinghaus serves as Executive Vice President, Chief Audit Executive, of Associated and Associated Bank, National Association. Mr. Derpinghaus has over 32 years of banking experience serving in various executive finance and audit positions. From March 2008 until March 2011, Mr. Derpinghaus served as Audit Director for U.S. Bank in Minneapolis, Minnesota. Prior to his position at U.S. Bank, Mr. Derpinghaus served as Executive Vice President and Chief Financial Officer of The Bankers Bank in Atlanta, Georgia from October 2005 to December 2007. He was first elected an executive officer of Associated on April 1, 2011. Age: 56.

Judith M. Docter serves as Executive Vice President, Chief Human Resources Officer, of Associated and Associated Bank, National Association. She is a director of Associated Financial Group, LLC. She was Senior Vice President, Director of Organizational Development, for Associated from May 2002 to November 2005. From March 1992 to May 2002, she served as Director of Human Resources for Associated Bank, National Association, Fox Valley Region and Wealth Management. She was first elected an executive officer of Associated on November 10, 2005. Age: 51.

Breck Hanson serves as Executive Vice President, Head of Commercial Real Estate, of Associated and Associated Bank, National Association. He is also a director of Associated Banc-Corp Foundation. He has more than 30 years of banking experience, including over 20 years of leadership responsibility within the CRE segment. Most recently, he was Executive Vice President, Commercial Real Estate with Bank of America, where he was responsible for all levels of business in the Midwest CRE Group, which included 370 employees and 7 CRE business lines. He spent over two decades in CRE leadership roles with LaSalle Bank prior to its merger with Bank of America. He was first elected an executive officer of Associated on October 26, 2010. Age: 63.

Arthur G. Heise serves as Executive Vice President, Chief Risk Officer, of Associated and Associated Bank, National Association. Mr. Heise brings more than 30 years leadership experience in risk management roles. From October 2007 through March 2011, he held positions of Chief Audit Executive and of Director of Enterprise Risk Services for US Bancorp. Prior to his position at US Bancorp, Mr. Heise served as Managing Director, Business Risk and Control at CitiMortgage from 2004 to 2007. He was first elected an executive officer of Associated on April 1, 2011. Age: 63.

Scott S. Hickey serves as Executive Vice President, Chief Credit Officer, of Associated and Associated Bank, National Association. He was with U.S. Bank from 1985 to 2008, and served as Chief Approval Officer from 2002 to 2008. He was first elected an executive officer of Associated on October 23, 2008. Age: 56.

Timothy J. Lau serves as Executive Vice President, Head of Private Client and Institutional Services, of Associated and Associated Bank, National Association. He is President of Associated Trust Company, National Association and oversees Associated’s Private Banking, Trust and Investment Services. He is also a director of Associated Banc-Corp Foundation, Associated Investment Services, Inc. and Associated Financial Group, LLC. He joined Associated in 1989 and has held a number of senior management positions in Consumer and Small Business Banking, Residential Lending, and Commercial Banking. He was first elected an executive officer of Associated on December 1, 2010. Age: 49.

Mark D. Quinlan serves as Executive Vice President, Chief Information and Operations Officer, of Associated and Associated Bank, National Association. He has more than 25 years of financial banking experience, having previously held leadership roles at Citigroup Inc., First Fidelity Bancorp, Inc., U.S. Bank N.A., Union Central Life Insurance Co. and Charter One Financial, Inc. He was first elected an executive officer of Associated on November 10, 2005. Age: 51.

Joseph B. Selner serves as Executive Vice President, Chief Financial Officer, of Associated and Associated Bank, National Association. He is a director of Associated Investment Services, Inc.; ASBC Investment Corp.; Associated Wisconsin Real Estate Corp.; Associated Minnesota Real Estate Corp.; Associated Illinois Real Estate Corp.; First Enterprises, Inc.; First Reinsurance, Inc.; Banc Life Insurance Corporation; Associated Banc-Corp Founders Scholarship Fund; and Associated Banc-Corp Foundation. He was first elected an executive officer of Associated on January 25, 1978. Age: 65.

Donna N. Smith serves as Executive Vice President, Head of Commercial Middle Market and Regional Banking, of Associated and Associated Bank, National Association. She joined Associated in June 2010, overseeing the commercial and industrial business line for Associated’s southern region, which includes Chicago, southern Illinois, Missouri and Indiana. Prior to joining Associated, she served as a market executive at Bank of America from October 2007 to June 2010 and as a Senior Vice President at Bank of America from March 2003 to October 2007. She has more than 30 years of commercial banking experience, having previously held leadership roles at Bank of America, LaSalle Bank, Harris Bank and Fifth Third. She was first elected an executive officer of Associated on June 15, 2011. Age: 60.

David L. Stein serves as Executive Vice President, Head of Retail Banking, of Associated and Associated Bank, National Association. He is Chairman of Associated Investment Services, Inc. and a director of Associated Financial Group, LLC and Associated Banc-Corp Foundation. He was the President of the Southwest Region of Associated Bank, National Association, from January 2005 until June 2007. He held various positions with J.P. Morgan Chase & Co., and one of its predecessors, Bank One Corporation, from 1989 until joining Associated in 2005. He was first elected an executive officer of Associated on June 19, 2007. Age: 48.

John A. Utz serves as Executive Vice President, Head of Specialized Industries and Commercial Financial Services, of Associated and Associated Bank, National Association. He joined Associated in March 2010 with upwards of 20 years of banking experience, having previously served as President of Union Bank’s UnionBanCal Equities and head of its Capital Markets division from September 2007 to March 2010, and as head of the National Banking and Asset Management teams from October 2002 to September 2007. He was first elected an executive officer of Associated on June 15, 2011. Age: 43.

STOCK OWNERSHIP

Security Ownership of Beneficial Owners

The following table presents information regarding the beneficial ownership of Common Stock with respect to each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common Stock on the Record Date. The information below is from Schedule 13G/A filings in February 2012 reporting holdings as of December 31, 2011.

Name and Address	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
RS Investment Management Co. LLC 338 Market Street Suite 1700 San Francisco, CA 94111	10,865,285	6.26%
FMR LLC 82 Devonshire Street Boston, MA 02109	10,577,827	6.10%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	8,955,293	5.16%

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the voting power thereof, including the power to vote or to direct the voting of such shares, or (b) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

(2)	In its capacity as fiduciary, the beneficial holder exercises voting power where authority has been granted. In other instances, the beneficial holder solicits voting preferences from the beneficiaries. In the event responses are not received as to voting preferences, the shares will not be voted in favor of or against the proposals.

Security Ownership of Directors and Management

Listed below is information as of the Record Date concerning beneficial ownership of Common Stock and depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of Associated’s 8.00% Perpetual Preferred Stock, Series B, liquidation preference $1,000 per share (“Series B Preferred Stock”), for each director and Named Executive Officer and by directors and executive officers as a group, and is based in part on information received from the respective persons and in part from the records of Associated. Holders of Depositary Shares have no voting rights with respect to matters to be voted on at the Annual Meeting.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Shares Issuable Within 60 Days(2)	Percent of Class
Directors
Philip B. Flynn	402,045		0	*
John F. Bergstrom	14,000		0	*
Ruth M. Crowley	3,265		0	*
Ronald R. Harder	19,998		0	*
William R. Hutchinson	89,213		0	*
Robert A. Jeffe	17,000		0	*
Eileen A. Kamerick	4,500		0	*
Richard T. Lommen	172,140		8,382	*
J. Douglas Quick	56,295		0	*
John C. Seramur	271,365		0	*
Karen T. van Lith	10,000		0	*
John (Jay) B. Williams	2,000		0
Named Executive Officers
Joseph B. Selner	472,659		225,500	*
Scott S. Hickey	143,879		50,000	*
Mark D. Quinlan	208,890		100,600	*
David L. Stein	158,742		82,500	*
All Directors and Executive Officers as a group (25 persons)	2,516,908	(3)	572,772	1.43%

*	Denotes percentage is less than 1%.

(1)	Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of the Record Date and vested and unvested service-based restricted stock.

(2)	Shares subject to options exercisable within 60 days of the Record Date.

(3)	Includes an aggregate of 18,061 vested salary shares that have been pledged in securities brokerage accounts by executive officers that are not Named Executive Officers.

Depositary Shares of Series B Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors
Philip B. Flynn	40,000	1.54%
John F. Bergstrom	20,000	*
Ruth M. Crowley	0	*
Ronald R. Harder	4,000	*
William R. Hutchinson	0	*
Robert A. Jeffe	10,000	*
Eileen A. Kamerick	0	*
Richard T. Lommen	20,000	*
J. Douglas Quick	4,000	*
John C. Seramur	40,000	1.54%
Karen T. van Lith	1,400	*
John (Jay) B. Williams	0
Named Executive Officers
Joseph B. Selner	0	*
Scott S. Hickey	2,000	*
Mark D. Quinlan	0	*
David L. Stein	0	*
All Directors and Executive Officers as a group (25 persons)	151,200	5.82%

*	Denotes percentage is less than 1%.

(1)	Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.

Directors’ Deferred Compensation Plan

In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management table above, the non-employee directors have an account in the Directors’ Deferred Compensation Plan with the balances in phantom stock as of the Record Date set forth below. The dollar balances in these accounts are expressed daily in units of Common Stock of Associated based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Director Compensation — Directors’ Deferred Compensation Plan.”

Beneficial Owner	Account Balance at the Record Date	Equivalent Number of Associated Common Shares(1)
John F. Bergstrom	$36,994	2,794
Ruth M. Crowley	227,877	17,211
Ronald R. Harder	198,931	15,025
William R. Hutchinson	217,314	16,413
Robert A. Jeffe	63,727	4,813
Eileen A. Kamerick	222,617	16,814
Richard T. Lommen	475,296	35,899
J. Douglas Quick	217,314	16,413
John C. Seramur	145,425	10,984
Karen T. van Lith	198,931	15,025
John (Jay) B. Williams	0	0

(1)	Based on the closing price of $13.24 of Associated Common Stock on the Record Date.

Restricted Stock Units

In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management table above, executive officers hold performance-based restricted stock units (“RSUs”) under Associated’s 2010 Incentive Compensation Plan as of the Record Date as set forth below. Each RSU represents the contingent right to receive one share of Associated Common Stock. The RSUs are subject to vesting in 2013 pursuant to performance criteria set forth in the applicable RSU grant agreement established under Associated’s 2012 Long Term Incentive Performance Plan. The RSUs are nonvoting. See “Executive Compensation — 2012 Compensation Decisions.”

Beneficial Owner	Number of RSUs
Philip B. Flynn	81,919
Joseph B. Selner	8,008
Scott S. Hickey	14,822
Mark D. Quinlan	12,856
David L. Stein	14,013
All Executive Officers as a group (14 persons)	236,442

Stock Ownership Guidelines

Associated has established guidelines for the ownership of Associated Common Stock by its senior executives. See “Executive Compensation — Compensation Discussion and Analysis — Security Ownership Guidelines.”

Associated has established stock ownership guidelines for the Board (the “Director Stock Ownership Guidelines”). The Director Stock Ownership Guidelines provide that each independent member of the Board shall own the value of stock equal to five times the annual amount contributed by Associated on the director’s behalf into the Associated Banc-Corp Director’s Deferred Compensation Plan (currently $200,000). Directors are required to attain such stock ownership goal by the later of July 26, 2011, or five years from the date on which they first were appointed to the Board. Balances in the Directors Deferred Compensation Plan count toward satisfying this requirement. All our directors are in compliance with the stock ownership guidelines, except that Mr. Williams has until July 2016 to be in compliance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2011, Associated’s management continued to navigate Associated through the volatility and uncertainty that have adversely affected the nation’s economy. Management remained focused on strengthening Associated’s balance sheet and growing its core businesses. For the year ended December 31, 2011, Associated reported net income to common shareholders of $115 million, or $0.66 per common share, compared to a net loss to common shareholders of $30 million, or $0.18 per common share for the year ended December 31, 2010. At December 31, 2011, Associated’s loan portfolio was $14.0 billion, up $1.4 billion, or 11%, during 2011. Credit metrics also continued to improve during the year. In particular, nonaccrual loans were $357 million at year end, down 38% from $574 million at December 31, 2010. Associated’s capital position remains very strong, with a Tier 1 common equity ratio of 12.24% at December 31, 2011. Associated’s capital ratios continue to be in excess of “well-capitalized” regulatory benchmarks, and also exceed the proposed Basel III guidelines.

Associated’s improving financial performance and strong capital position enabled it to complete its repayment to the United States Department of the Treasury (the “UST”) of the UST’s investment in Associated’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) under the Troubled Asset Relief Program (“TARP”) in September 2011. Following such repayment, the limitations on executive compensation under TARP no longer applied to Associated’s executive compensation arrangements, and Associated’s Compensation and Benefits Committee (the “Committee”) of the Board of Directors therefore took action to establish a new executive compensation structure effective in January 2012 for Associated’s Named Executive Officers (“NEOs”) as described below. The Committee believes the new structure demonstrates continued emphasis on good governance and compensation best practices and better aligns executive incentive compensation with long-term shareholder value creation.

Key Decisions Made by the Committee in 2011 for 2012 Compensation

Following the September 2011 full repayment of TARP, the Committee gained increased flexibility to structure Associated’s executive compensation. The Committee implemented the following changes for Associated’s 2012 executive compensation:

•	Mix of total direct compensation of the NEOs adjusted so that the variable components, at target, will constitute the majority of their total direct compensation;

•	NEOs’ variable pay opportunity weighted toward long-term performance, with one-third on annual cash incentives and two-thirds on long-term incentives;

•	Grants of stock options and performance-based restricted stock units replace share salary and time-based restricted stock awards;

•	Target total direct compensation of the Chief Executive Officer (“CEO”) reduced by approximately 15%;

•

Overall number and average value of perquisites reduced, including elimination of the allowance program for business use of automobiles by executive officers and the reimbursement program for golf club memberships for all employees;

•	Amendments made to Associated’s Supplemental Executive Retirement Plan to clarify how benefits are calculated, reduce compensation elements on which contributions are calculated,

reduce the number of eligible participants and add a standard claims procedure used in connection with benefit plans subject to ERISA;

•

Amendments made to Associated’s Change of Control Plan to bring the terms of such plan in line with current compensation practices, maintain change of control benefits within competitive market ranges, reduce the number of eligible participants and further align such plan with Associated’s 2010 Incentive Compensation Plan; and

•	None of the NEOs has an employment agreement, following the expiration of Mr. Flynn’s employment agreement on December 31, 2011 in accordance with its terms, which agreement was not extended.

Objectives and Philosophy of the Compensation Program

The Committee’s objective for the compensation program is to provide a balanced, competitive total compensation program aligned with several strategic goals. These goals include the ability to successfully attract, retain and motivate high-quality executives; to reward individual actions and behaviors that support Associated’s mission, business strategies and performance-based culture without incenting unnecessary and excessive risk; and to target compensation within competitive market ranges while maintaining a total compensation program that reflects the performance of Associated.

Overview of Compensation Methodology

Prior to Associated’s repayment of TARP, the overall methodology utilized by the Committee to establish total compensation for Associated’s NEOs for 2011, consistent with TARP requirements, was as follows:

•	Total compensation was targeted to approximate the midpoint of the market data developed from survey sources and a peer group, as described below.

•

Individual performance during 2010 was considered to determine 2011 cash salary levels. Executives who received favorable assessments were eligible for merit-based increases in base cash salary of between 2% and 4%.

•	Once the Committee had established the total compensation target for each NEO, compensation was then structured in three components:

•	Base cash salary;

•	Up to the maximum under the TARP restrictions of one-third in long-term restricted stock with vesting restrictions tied to TARP repayment and a minimum two-year vesting schedule; and

•	The balance of target total compensation delivered in salary shares with transfer restrictions.

Associated’s objective is to set target total compensation for executive officers generally near the median level for executives having comparable responsibility at financial institutions of comparable asset size. This objective is important because Associated competes with financial institutions for the services of its executives and compares its financial performance to those institutions. It is not uncommon for the total compensation of newly recruited or long-tenured executives to provide for above the market median pay opportunity to attract currently employed, high-quality executives to join Associated and retain experienced, high-performing executives.

In determining 2011 compensation, the Committee, with the assistance of Pay Governance LLC (“Pay Governance”), further refined the banking peer group used for executive compensation benchmarking and performance measurement purposes to ensure that the peer group included peers that are appropriate in asset size and business composition. The members of the 2011 Peer Group (defined below) ranged in asset size from approximately $11 billion to approximately $59 billion, based upon third quarter 2010 data, and were engaged in similar lines of business as Associated. The four banking companies that were added to the 2011 Peer Group had assets ranging from $13 billion to $21 billion. The median asset size of the companies in the 2011 Peer Group was approximately $18 billion, compared to Associated’s assets of $22.5 billion, as of the end of the third quarter 2010. Nine members of the 2011 Peer Group are in the NASDAQ bank index. Of the 2011 Peer Group, 13 companies had fewer assets than Associated. Two peer group banks are approximately two and one half times that of Associated, one of those being Marshall & Ilsley Corporation, with which Associated was in direct competition in its footprint for customers and executive talent. Marshall & Ilsley Corporation was acquired by BMO Harris Bank in July 2011.

Associated analyzes multiple reference points in benchmarking compensation. Associated utilizes a peer group of the following 20 publicly traded bank holding companies (the “2011 Peer Group”):

BancorpSouth, Inc.	East West Bancorp, Inc.*	SVB Financial Group*
BOK Financial Corporation	First Citizens Bancshares, Inc.*	Synovus Financial Corp.
Citizens Republic Bancorp, Inc.	First Horizon National Corporation	TCF Financial Corporation
City National Corporation	Fulton Financial Corporation	Valley National Bancorp
Comerica Incorporated	Huntington Bancshares Incorporated	Webster Financial Corporation
Commerce Bancshares, Inc.	Marshall & Ilsley Corporation	Zions Bancorporation
Cullen/Frost Bankers, Inc.	Susquehanna Bancshares, Inc.*

*	2011 was initial year in peer group

The following banking companies were members of the peer group for 2010 but were removed from the 2011 Peer Group:

•	M&T Bank Corporation (which was the company in the peer group for 2010 with the largest asset size); and

•	The South Financial Group Inc. (which was acquired by TD Bank Financial Group)

In determining pay level adjustments in January 2011, the 2011 Peer Group was used for comparison of compensation levels for the NEOs and for comparing Associated’s business performance to demonstrate pay-for-performance and other pay practices. While the 2011 Peer Group was a key point of comparison in the total compensation strategy, Pay Governance recommended that the Committee also continue to consider broader retail banking and financial services industry survey data as part of its compensation determinations. Pay Governance analyzed compensation data from the Towers Watson 2010 Executive Financial Services Survey, which included members of the 2011 Peer Group, among the over 130 companies in such survey. In analyzing the data, Pay Governance advised that the additional comparisons, beyond the 2011 Peer Group, provided broader perspective in which to appropriately compare compensation. Survey data provided the ability to account for differences in corporate size, business lines, date of data collection and executive position responsibilities. Comparisons were made by Pay Governance to the 25th, 50th and 75th percentiles of these multiple market reference points.

Nature and Structure of Compensation Administration

The Committee is responsible for approving the compensation of the NEOs. The Committee consists of Mr. Lommen (Chairman), Mr. Bergstrom, Ms. Crowley, Mr. Jeffe and Mr. Williams. Messrs. Bergstrom and Jeffe were appointed to the Committee in June 2011, when Ms. van Lith rotated off of the Committee. Mr. Williams was appointed to the Committee in July 2011. The Committee sets the strategic direction for Associated’s executive compensation policies and programs and helps ensure management’s execution and compliance with that strategic direction. It also oversees the design and structure of certain compensation and benefit arrangements described in this Proxy Statement. It sets the compensation of the CEO and, with input from the CEO, establishes compensation for the other NEOs. The Committee also has responsibility for reviewing and assessing risk within Associated’s incentive compensation programs, ensuring that such programs do not encourage unnecessary and excessive risk-taking that could threaten the value of Associated or the manipulation of reported earnings.

The Committee has the sole authority to hire outside compensation consultants to advise it on the structure and amount of compensation of the executive officers and Board of Directors of Associated. In October 2010, the Committee engaged Pay Governance to advise it on executive compensation for 2011. The Committee retained Pay Governance because it believed, in light of evolving governance best practices, that it was best served by a compensation consultant, such as Pay Governance, that provides no services to Associated other than executive compensation consulting pursuant to its engagement by the Committee. The compensation consultant performs services reporting directly to the Committee. The Committee has established procedures that it considers adequate to ensure that the compensation consultant’s advice to the Committee remains objective and is not influenced by Associated’s management. These procedures with Pay Governance include: a direct reporting relationship of the compensation consultant to the Committee; a provision in the Committee’s engagement letter with the compensation consultant specifying the nature of the work to be conducted and the role that management may play in that work; and an annual update to the Committee on the compensation consultant’s financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months.

Pay Governance prepared and presented reports to the Committee for purposes of advising the Committee on the structure of compensation for the executive officers and Board of Directors of Associated.

As part of the annual compensation review process, management, in particular the CEO and the Chief Human Resources Officer, interacts with Pay Governance and the Committee, providing information, including the current compensation structure and details regarding executive compensation, assessments of executive performance, and descriptions of the job responsibilities of executive officers. The CEO typically presents recommendations to the Committee for compensation decisions for the NEOs other than himself. The Chief Human Resources Officer, in conjunction with Pay Governance, presents all of the pertinent compensation information for the CEO position to the Committee, and the Committee makes its decisions for CEO compensation in an executive session without the CEO present. Mr. Flynn’s compensation for 2011 was initially established under an employment agreement entered into in November 2009 when Mr. Flynn joined Associated.

Elements of 2011 Executive Compensation

In January 2011, the Committee established 2011 compensation in compliance with the limitations imposed under TARP, which were in effect during 2011 until the date of full repayment of TARP in

September 2011 (the “Restricted Period”), with respect to Associated’s NEOs and its next twenty most highly compensated employees. The discussion below relates to the Committee’s decisions on 2011 compensation.

Base Salary

In order to reward performance and to enable Associated to attract and retain the top talent needed to manage and expand its business, Associated’s objective is to pay a base salary that is competitive with the median of the competitive market data reviewed. Base salary is set each year taking into account market compensation data provided by the compensation consultant, as well as the performance level of the executive and the competency level demonstrated in the past. Changes in base salary are based on the external market and individual performance and are typically effective in the first quarter of each year. The Committee approved a base cash salary increase of 4% for Mr. Flynn and increases between 2% and 4% for each of the other NEOs, effective February 13, 2011. The percentage range was determined based upon competitive information gathered through general industry salary increase surveys and the compensation consultant’s experience.

Annual Incentive Bonus

None of the NEOs or the next 20 most highly compensated employees for 2011 were eligible for or received any bonus or cash incentive plan payments with respect to 2011 performance, consistent with TARP-imposed limitations applicable during the Restricted Period.

Equity Awards

Equity awards are issued under the Associated Banc-Corp 2010 Incentive Compensation Plan (the “2010 Plan”).

Service-Based Restricted Shares (“SBRS”).    Subject to TARP-imposed vesting limitations, SBRS grants are a form of restricted stock grant for which the restrictions lapse solely by the passage of time during employment. The purpose of SBRS grants is to provide at-risk compensation that is aligned with the creation of value for shareholders and enhances retention of key executives over a multi-year period. Associated’s stock retention requirements for executives apply to SBRS grants which further aligns the interests of executives with shareholders. SBRS have been granted to all of the NEOs. Other important elements of the SBRS include:

•	Grants of SBRS are generally made in the first three months of each year.

•	An SBRS recipient must be employed on the vesting date or the shares are forfeited.

•

All SBRS granted to date immediately vest upon the occurrence of a change of control of Associated and the involuntary termination of such grantee’s employment or service without cause during the two-year period following the occurrence of a change of control.

•	The following vesting terms:

Date Granted	Vesting Periods and Requirements
2009 or before	34% of the shares vest upon the first anniversary following the date of the grant and 33% on each of the second and third anniversaries.

January 2010	Vest in 25% increments based upon the extent to which Associated has repaid the aggregate TARP funds and recipient must continue to perform substantial services for Associated for at least two years after the grant date.

January 2011	Subject to Associated’s prior repayment of 100% of TARP funds: 34% of the shares vest upon the first anniversary following the date of the grant and 33% on each of the second and third anniversaries and recipient must continue to perform substantial services for Associated for at least two years after the grant date.

Pursuant to the compensation limitations imposed under TARP, incentive compensation could only be paid in restricted stock. The 2011 compensation structure maintained a concentration on equity in the pay mix of target compensation for the NEOs, which continued to align executive compensation with the interests of shareholders, as illustrated in the tables below:

Compensation Element	Under TARP Percentage of Total Compensation(1)
CEO
Cash	27%
Equity	73%
Other NEOs
Cash	37%
Equity	63%

(1)	Percentages calculated based on the total of salary and stock awards compensation reported in the Summary Compensation Table and reflect salary shares being treated as equity because of the restrictions on transfer.

Deferred Compensation Plan

Associated maintains a non-qualified deferred compensation plan to permit certain employees who are highly compensated under IRS Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement. All NEOs were eligible to participate in 2011. However, during 2011, none of the NEOs participated in the plan.

The plan allows eligible employees to defer up to 50% of base salary and up to 100% of cash incentive compensation with a minimum deferral of $10,000 per year. The participant receives payment of deferred amounts either in a lump sum, or five or ten equal annual installments beginning six months following the participant’s separation from service, in either case pursuant to a distribution election made prior to the commencement of deferrals. In the case of an unforeseeable emergency, the plan will allow for distributions during employment. Each participant may, on a daily basis, specify investment preferences from among various investment options for the account, subject to final approval by the Administrator and Trustee. The participant retains all rights to amounts in his or her account if employment terminates for any reason. Earnings are not supplemented by Associated.

Retirement Plans

Retirement Account Plan

The Retirement Account Plan (“RAP”) is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. An employee becomes eligible to participate effective the first day of the plan year in which he or she first completes 1,000 hours of service. Each participant receives an accrual of 5% of eligible compensation. Compensation is subject to the IRS annual limitation that was $245,000 in 2011. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited services, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs, except Mr. Flynn who joined Associated in December 2009, have completed three years of credited service and are 100% vested. Participants may be eligible to receive an early retirement benefit at age 55. For benefits accruing prior to January 1, 2009, the early retirement benefit reflects a reduction from the normal benefit at 2/12 of 1% for each month the benefit commencement date precedes the normal retirement date, subject to the vesting schedule. Benefits accruing after December 31, 2008, provide for an actuarial adjustment for early retirement benefits. A retirement subsequent to the normal retirement date would increase the normal benefit by 3/12 of 1% for each month the benefit commencement date follows the normal retirement date.

401(k) Plan

Since 2007, Associated has not made any profit-sharing contributions to the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan (the “401(k) Plan”). Vesting for prior years’ profit sharing contributions is one-half after three years, an additional one quarter after four years, and the remaining one quarter after five years. NEOs, other than Messrs. Flynn and Hickey, received contributions in this plan and are 100% vested in the profit-sharing component of the 401(k) Plan. All participants’ benefits fully vest upon a change of control of Associated.

Any eligible participant may make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary match. The 2011 matching formula is equal to 100% of the first 3% a participant contributes, and 50% of the next 3%. Participants must work 1,000 hours during the calendar year and be employed with Associated on December 31 to qualify for this matching contribution. An exception applies for retirement, disability and death. Participants are fully vested in both their own contributions and Associated’s matching contributions.

Supplemental Executive Retirement Plan

The Associated Banc-Corp Supplemental Executive Retirement Plan (the “Associated SERP”) is a non-qualified plan into which Associated makes a restorative contribution for any base salary amounts deferred for the calendar year pursuant to any nonqualified cash or deferred compensation arrangement maintained by Associated, and any amount received from a formalized bonus program, including any such bonus deferred to any nonqualified cash or deferred compensation arrangement maintained by Associated, that exceed the IRS annual limitation. The Committee believes that the Associated SERP serves as a component of a balanced competitive total compensation program. The contribution is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan but for the IRS annual limitation over the amount actually accrued by the participant for such plan year under the RAP and 401(k) Plan. Accruals under the Associated SERP occur at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notational investment preferences specified by participants among various investment options. A participant is 100% vested in his or her Associated SERP account balance after 5 years of service. Distributions from the Associated SERP are made upon the earlier of the participant’s death or the time specified by the participant at the time amounts are credited to the Associated SERP (which time may vary depending on the year of crediting). All NEOs, except Mr. Hickey, who joined Associated in 2008, are vested in their respective Associated SERP accounts. All participants’ benefits fully vest upon a change of control of Associated.

Associated adopted the Supplemental Executive Retirement Plan for Philip B. Flynn (the “Flynn SERP”) effective January 1, 2012, which going forward replaced the supplemental retirement benefit under the terms of his employment agreement, which the Committee agreed to in connection with Mr. Flynn’s joining Associated. Mr. Flynn’s supplemental retirement benefit was included in the terms of his employment agreement as he had participated in a supplemental executive retirement plan with his former employer and had made a supplemental retirement benefit a condition of his employment with Associated. Relative to the supplemental retirement benefits provided under Mr. Flynn’s employment agreement, the Flynn SERP modifies the benefit accrual formula and contains deferral and distribution provisions aligned with similar provisions in the Associated SERP. Pursuant to the Flynn SERP, Mr. Flynn will receive during each year accruals to his SERP account in an amount equal to a percentage of his annual cash base salary and cash bonus less the amount of the IRS annual compensation limit. This percentage is initially set at 12.5%, provided that the Committee may decrease or increase this percentage at its discretion, subject to a maximum percentage of 20%. Accruals based on Mr. Flynn’s base salary will accrue on the last day of each payroll period, and accruals based on any cash bonuses paid to Mr. Flynn will accrue on the date any such bonus is paid. All accruals in Mr. Flynn’s SERP account will be vested on the date of such accrual and will incur gains and losses based on investment preferences specified by Mr. Flynn among various notional investment options. Distributions from the Flynn SERP are generally made upon the earlier of his death or at various dates specified by Mr. Flynn. The Committee believes that supplemental retirement benefits serve as a component of a balanced competitive total compensation program.

Perquisites

In accordance with good governance and compensation best practices, effective January 1, 2012, Associated eliminated the allowance program for business use of automobiles by executive officers and the reimbursement program for golf club memberships for all employees. For 2012, the only perquisites Associated will make available to the NEOs are an executive physical examination and financial planning services.

In 2011, the NEOs participated in certain company-subsidized benefits that were also available to all eligible and/or participating employees. Perquisites available to only the NEOs and/or to a limited group of executives or management are described below. Perquisites are provided to the NEOs to attract and retain talent and to ensure that Associated’s total compensation for the NEOs remains competitive in the marketplace.

Associated believes in promoting the health of its employees and, as an element of Associated’s wellness program, provides certain of Associated’s senior executives the option to receive an annual executive physical examination at Associated’s expense. Certain costs of the program are taxable income to the executive. All of the NEOs were eligible for an executive physical in 2011, and one NEO participated.

In 2011, Associated offered an automobile reimbursement program that provided a choice to executives (once per year) of either $800 per month, or the standard corporate mileage rate reimbursement that was calculated based on the IRS mileage rate, to compensate such executives for their frequent required business-related use of their personal vehicle. The $800 option was taxable income to the executive. Mr. Flynn did not participate in the automobile reimbursement program.

During 2011, Associated reimbursed participating executives for up to one-half of annual fixed costs of golf club membership to encourage business development and customer-retention activities. The executive was responsible for paying any equity membership costs and therefore retains the rights to that club equity. Reimbursement for all membership costs was taxable income to the executive. No new golf club memberships were reimbursed in 2011, and none will be reimbursed in 2012. Mr. Flynn did not participate in the golf club membership reimbursement program.

The NEOs and other senior officers are participants in an additional $10,000 maximum monthly long term disability benefit. Associated pays 50% of the premium for long-term disability benefits.

Associated offers relocation benefits to NEOs who join Associated. These benefits vary with the individual circumstances of the executive. Associated does not make any tax gross-up payments as part of the relocation benefits to NEOs. Associated believes that offering these relocation benefits is necessary to attract talented executives because many of Associated’s competitors offer similar benefits. In addition, these benefits are necessary for Associated to recruit executive talent nationally. None of the NEOs had relocation expenses in 2011.

Compensation Compliance Under the Troubled Asset Relief Program

Risk Assessment

Prior to Associated’s full repayment of TARP in September 2011, TARP required the Committee to discuss, evaluate and review Associated’s compensation programs and limit any features of such programs that could encourage the NEOs to take unnecessary or excessive risks that could threaten the value of Associated during the Restricted Period. TARP further required the Committee to meet at least semi-annually with Associated’s senior risk officers to review the relationship between Associated’s risk management policies and the NEOs’ incentive arrangements. The Committee is also required to certify in this Proxy Statement that it completed the foregoing reviews during the Restricted Period. Prior to the end of the Restricted Period, the Committee conducted one semi-annual review of incentive compensation in July 2011 with members of Associated’s Executive Risk Committee, who functioned as the senior risk officers under TARP, and business executives responsible for the design and implementation of incentive plans. In 2011, Associated’s Executive Risk Committee was composed of the CEO, the Chief Financial Officer, the Chief Credit Officer, the Chief Risk Officer the Chief Information Officer and the General Counsel. The Committee also engaged Pay Governance during 2011 to provide a third-party review of all of Associated’s incentive plans. Pay Governance affirmed that Associated’s incentive plans did not encourage its senior executive officers or employees to take unnecessary or excessive risks that could threaten the value of Associated and that those same plans did not incent the manipulation of earnings.

Following the reviews with members of Associated’s Executive Risk Committee and business executives responsible for the design and implementation of incentive plans and the review of Pay Governance, the Committee determined that during the Restricted Period its compensation plans did not encourage its senior executive officers or employees to take unnecessary or excessive risks that threaten the value of Associated, nor do such plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee has resolved that these plans do not encourage the manipulation of reported earnings of Associated to enhance the compensation of any of Associated’s employees.

Excessive or Luxury Expenditure Policy

Associated established an Excessive or Luxury Expenditure Policy (the “Expenditure Policy”) pursuant to TARP requirements. According to the Expenditure Policy that was in effect during the Restricted Period, Associated prohibited excessive or luxury expenditures on (1) entertainment and events; (2) office and facility renovations; (3) aviation and other transportation services; and (4) other similar activities and events (collectively, “Covered Expenditures”) to the extent that such Covered Expenditures were not reasonable expenditures for staff development, reasonable performance incentives or other similar reasonable measures conducted in the normal course of Associated’s business operations. The Expenditure Policy set forth specific policies, including approval procedures, pertaining to Covered Expenditures. The Expenditure Policy provided that exceptions to this policy would only be granted in extreme circumstances and with the pre-approval of Associated’s Ethics Committee, comprising certain senior executive officers of Associated, which exceptions would be reported to the Audit Committee of the Board of Directors. The Audit Committee and its designated Ethics Committee had oversight responsibilities relating to the Expenditure Policy. The General Auditor and the General Counsel reviewed annually during the Restricted Period adherence to the Expenditure Policy. Following the Restricted Period, Associated continues to monitor and approve these types of expenditures pursuant to Associated’s Travel and Entertainment Policy.

Post-Termination and In-Service Arrangements

Each of the NEOs is currently employed on an “at-will” basis and none, other than Mr. Flynn, was party to an employment agreement during 2011. Mr. Flynn’s employment agreement expired on December 31, 2011 in accordance with its terms and was not extended. Associated does not generally enter into agreements with executives before or during their employment with respect to any post-termination benefits, nor does Associated guarantee any executive a severance benefit. This provides Associated with maximum flexibility in determining mutually beneficial arrangements for both Associated and the executive at the time of separation, and each situation is evaluated on a case-by-case basis so as to account for the particular facts and circumstances of any executive’s separation, such as the executive’s performance and term of employment. Any severance paid to a former executive will generally be paid pursuant to the Associated Banc-Corp Severance Pay Plan, a fully discretionary severance plan for management employees that limits the Committee’s award of a severance benefit to a maximum of 200% of a former employee’s annual base salary.

Change of Control Plan

Associated’s Change of Control Plan (the “Change of Control Plan”), initially adopted in 1993 and amended and restated effective September 28, 2011, is intended to provide severance benefits to the CEO and certain executive officers in the event of their termination of employment for certain reasons following a Change of Control (as defined below) of Associated. The Change of Control Plan is intended to maximize the value of Associated in the event it were to be acquired by allowing executives to impartially evaluate a proposal relating to an acquisition and providing an incentive to participants in the Change of Control Plan to remain employed with Associated through the consummation of such an acquisition. The CEO and members of the Executive Committee who are designated by the CEO are eligible to participate in the Change of Control Plan. Currently, the NEOs and all members of the Executive Committee are designated to participate under the Change of Control Plan. The Committee reviews annually the participants in the Change of Control Plan.

Under the Change of Control Plan, if, during the two-year period following a Change of Control of Associated, the executive’s employment is involuntarily terminated without “cause” (see below) or if the executive voluntarily terminates employment for “good reason” as specified in the Change of Control Plan (see below), then, the executive would receive salary continuation for a period of time (subject to earlier payment to comply with federal tax rules regulating deferred compensation, if applicable). In addition, the executive may be eligible to receive annual incentive bonus compensation, medical, dental and life insurance benefits (to the extent continued participation is permitted by such plans and applicable law), accrued vacation, outplacement benefits, as well as payments in lieu of continued participation in retirement programs for a period ranging from two to three years. Associated believes these timeframes are in line with practices at other peer competitors. Benefits also include reimbursement of legal fees and expenses related to a dispute of benefits payable under the Change of Control Plan. Benefits are not paid in the event of retirement, death, or disability, or an employment termination for “cause,” which generally includes dishonest acts that adversely affect Associated, breach of fiduciary duties, violation of restrictive covenants or Associated policies, criminal conviction, and neglect of duties or misconduct not cured by the executive within 10 days after receiving notice thereof. An executive must execute a non-disparagement, non-solicitation and non-competition agreement as a condition to receiving benefits under the Change of Control Plan.

A “Change of Control” under the Change of Control Plan means generally: (1) a change of ownership of 35% or more of the outstanding voting power of Associated stock; (2) a change of ownership of 50% or more of the total fair market value or total voting power of Associated stock; or (3) a sale by Associated of at least 85% of its assets to an unaffiliated entity.

Benefits would be payable if the executive voluntarily terminates for “good reason,” which generally includes a termination of employment due to the assignment to the executive of any duties materially inconsistent with the executive’s positions, duties, responsibilities and status immediately prior to the Change of Control, a material reduction in salary, a discontinuation of any bonus plans that materially affects the executive’s total compensation or certain other compensation plans, a transfer to an employment location greater than 50 miles from the executive’s present office location, or certain other breaches of the Change of Control Plan, but only if the executive provides Associated at least 30 days to cure the “good reason” after giving notice thereof within 90 days of the initial existence of the good reason, and actually separates from service within two years of such existence.

The Change of Control Plan may be amended by the Committee, subject to certain limitations, at any time prior to a Change of Control. Associated believes the terms of its Plan are consistent with current market practices. See also “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

2011 CEO Employment Arrangement

The Board, based on the approval and recommendation of the Committee, entered into an Employment Agreement with Mr. Flynn dated as of November 16, 2009 (the “Flynn Agreement”) that expired by its terms on December 31, 2011 and was not extended. Mr. Flynn’s compensation arrangements beginning January 1, 2012 are described below under “2012 Compensation Decisions.”

The Flynn Agreement provided that Mr. Flynn was an “at will” employee and specified the terms of compensation through December 31, 2011 (the “Term”). The Flynn Agreement specified the following TARP-compliant annual compensation during the Term (which was prorated for any partial period of employment during the Term):

•	Base Salary: for 2011, $1,248,000 payable in cash in accordance with our payroll policies.

•

Share Salary:    $2,256,000 payable at the time that Base Salary is payable to Mr. Flynn, net of applicable tax withholdings and deductions, in grants of shares of our Common Stock, having a fair market value on the date of grant equal to the pro rata portion of the salary payable on each such pay date pursuant to the terms of our equity incentive plan. As required under TARP, each share payable to Mr. Flynn as Share Salary shall be fully vested as of the date of grant. Although restrictions on transfer are not required under TARP, the Committee imposed restrictions on transfer that lapse as set forth in the table below, provided that such shares granted to Mr. Flynn as Share Salary may be pledged in brokerage accounts.

Month and Year of Grant	Lapse of Transfer Restrictions
December 2009	January 3, 2011
January through April 2010	January 3, 2011
May through August 2010	January 3, 2012
September through December 2010	January 2, 2013
January through April 2011	January 3, 2012
May through August 2011	January 2, 2013
September through December 2011	January 2, 2014

•

Restricted Shares:    $1,200,000 payable in restricted shares of our Common Stock or restricted stock units (“Restricted Stock”), based on the fair market value at the date of grant. Mr. Flynn received grants of Restricted Stock on December 1, 2009, January 4, 2010 and January 3, 2011. The Restricted Stock vested in 25% increments on the dates that Associated made repayments in 25% increments of the aggregate funds received by Associated under TARP. If Mr. Flynn’s employment is terminated for any reason, other than as a result of Mr. Flynn’s death or disability or a change of control, within two years of the date on which an award of Restricted Stock is granted, Mr. Flynn shall forfeit such award in accordance with the TARP requirements. Upon Associated’s full repayment of TARP in September 2011, Mr. Flynn became fully vested in the December 2009 grant in December 2011.

•

Supplemental Retirement Benefit:    9.5% of Base Salary and Share Salary (each at their annual rate) less the applicable dollar limitation in effect for such calendar year set forth in Section 401(a)(17) of the Internal Revenue Code (the “Code”) ($245,000 in 2011) payable on the last day of each payroll period (the “Supplemental Retirement Benefit”). Each Supplemental Retirement Benefit accrual will be vested on the date of such accrual and will be distributed in a lump sum upon Mr. Flynn’s “separation from service” within the meaning of Section 409A of the Code. Our obligation to accrue for the Supplement Retirement Benefit continues during Mr. Flynn’s employment following the Term.

During the Term, Associated made available to Mr. Flynn such fringe and other benefits and perquisites as were regularly and generally provided to the other senior executives of Associated, subject to the terms and conditions of any employee benefit plans and arrangements maintained by Associated and all applicable TARP requirements. Mr. Flynn declined the monthly allowance for business use of an automobile and club membership fees in 2011. Associated paid the expenses of

Mr. Flynn in connection with his entering into the Flynn Agreement which were approximately $21,000, as required pursuant to its terms. The Flynn Agreement provided for our indemnification of Mr. Flynn subject to applicable law and our bylaws and maintenance of directors’ and officers’ insurance coverage for the later of six years or the date that claims would be time barred with coverage to Mr. Flynn no less favorable than coverage provided to any current or former executive.

The Flynn Agreement provided for compliance with any golden parachute payment limitations and any other compensation limitations under TARP. Further, the Flynn Agreement did not provide for severance and tax gross-ups.

2012 Compensation Decisions

Effective January 1, 2012, share salary and time-based restricted stock awards were replaced by grants of stock options and performance-based restricted stock units as part of a new performance-based long-term incentive compensation program. In addition, executives have an opportunity for annual cash incentive plan awards beginning for 2012, payable in 2013, based on performance criteria described below. In accordance with good governance and compensation best practices, the Committee eliminated the allowance program for business use of automobiles and the reimbursement program for golf club memberships. For 2012, the only perquisites Associated will make available annually to the NEOs are an executive physical examination and financial planning services.

The Committee determined to target total compensation at the midpoint of the market data as identified in market analyses performed by Pay Governance. As compared to 2011, the Committee reduced Mr. Flynn’s 2012 target total direct compensation by approximately 15% and adjusted the mix of the NEOs’ direct compensation so that the variable component, at target, will constitute the majority of their total direct compensation. Further, each of the other NEOs’ variable pay opportunity will be weighted toward long-term performance; specifically, one-third on annual cash incentive and two-thirds on long-term incentives (stock options and performance-based restricted stock units).

The Committee considered the overwhelmingly supportive voting results of the non-binding shareholder proposal to approve executive compensation at the 2011 Annual Meeting of Shareholders in determining its methodology for establishing 2012 executive compensation and in directing management to continue its review and enhancement of the explanations of Associated’s compensation decisions and policies.

2012 Management Incentive Plan and 2012 Long Term Incentive Performance Plan

On January 23, 2012, the Committee approved the performance criteria for the short-term cash incentive plan, named the 2012 Management Incentive Plan (the “MIP”), and for the 2012 Long Term Incentive Performance Plan (the “LTIPP”), each administered under the 2010 Plan. As components of the 2012 compensation structure for the NEOs, the NEOs are eligible to participate in the MIP, received performance-based RSUs with vesting subject to criteria in the LTIPP as described below, and received stock options subject to multi-year vesting restrictions.

The performance criteria established under the MIP form a matrix based on a combination of Return on Tier 1 Common Equity (“ROT1CE”) and fully diluted Earnings Per Share (“EPS”) results. The Committee believes that a return on regulatory capital measure is an important metric to assess and benchmark management’s effectiveness versus similarly regulated institutions in our industry peer group, while EPS is a commonly recognized measure of our profitability. The actual payout will generally be determined based on the pre-established matrix indicating specific percentages of target performance based on various combinations of ROT1CE ranging from less than 5% to over 12.50%, and EPS results. The Committee has retained discretion to approve all payments under the MIP.

The performance criteria established under the LTIPP to determine the vesting of the RSUs form a matrix based on a combination of Associated’s EPS (as may be adjusted in the discretion of the Committee to eliminate the effects of certain non-recurring items) and Total Shareholder Return (“TSR”) relative to Associated’s industry peer group. The actual percentage of RSUs that vest will be determined based on the pre-established matrix indicating vesting of specific percentages of the RSUs awarded based on various combinations of fully diluted EPS and TSR results. Awards may be increased or decreased by up to 10% under the matrix based upon Associated’s TSR quintile ranking relative to the industry peer group. Quarterly dividend equivalents will be accrued and paid in cash at the time the RSUs vest and only on the number of RSUs actually vested.

The performance period for both the MIP and the LTIPP is calendar year 2012. In order to mitigate incentive compensation risk, the payouts under the MIP range from 25% to 175% of the targeted award with a 100% payout at Associated’s 2012 budget financial performance, and the payouts under the LTIPP range from 80% to 100% of target.

Supplemental Executive Retirement Benefits

As part of the 2012 executive compensation structure, Associated amended and restated the Associated SERP and adopted the Flynn SERP, each effective January 1, 2012, as described in the discussion of the Supplemental Executive Retirement Plan above. The Associated SERP was generally amended and restated to clarify how benefits are calculated, reduce compensation elements on which contributions are calculated, limit the eligible participants to the Executive Committee (currently composed of the executive officers listed in this Proxy Statement) and add a standard claims procedure used in connection with benefit plans subject to ERISA. The Flynn SERP replaces the supplemental retirement benefit provided in Mr. Flynn’s employment agreement.

Accounting and Tax Considerations

Associated desires to maximize return to its shareholders, as well as meet its goal of the compensation policy (outlined under “Objectives and Philosophy of the Compensation Program”). As part of balancing these objectives, management (particularly the Committee, the CEO, and the Chief Human Resources Officer) gives consideration to the accounting and tax treatment to Associated, and to a lesser extent the tax treatment to the executive, when making compensation decisions. FASB Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant and to be expensed over the applicable vesting period.

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation (other than qualifying performance-based compensation) over $1,000,000 paid to the corporation’s CEO and the three other most highly compensated executive officers. Under TARP, during the Restricted Period, the threshold under Section 162(m) of the Code was reduced from $1,000,000 to $500,000 and the exception for qualifying performance-based compensation for the NEOs was eliminated. The Committee acknowledged the reduced limitations on deductibility during the Restricted Period in its determinations of appropriate compensation levels. Following the end of the Restricted Period, the Committee’s policy with respect to Section 162(m) of the Code is to qualify such compensation for deductibility where practicable.

Clawback of Compensation

Under the TARP requirements, during the Restricted Period Associated was required to provide for the recovery, or “clawback” of any bonus, retention award or incentive compensation paid to a NEO or to any of the next 20 most highly compensated employees of Associated. During the Restricted Period, if the payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate, the payments are subject to recovery. If the UST determines that such payments were inconsistent with the purposes of TARP or otherwise contrary to the public interest, the UST will negotiate with Associated and the subject Associated employee regarding reimbursement to the U.S. government of such payment of compensation or bonus. The UST clawback policy does not apply to payments for periods following the Restricted Period. The SEC and NASDAQ are expected to issue rules relating to clawback requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and management is closely monitoring the rule-making process as it develops Associated’s clawback policy for incentive compensation paid for periods following the Restricted Period.

Security Ownership Guidelines

Effective January 1, 2012, the Committee increased the amount of Associated Common Stock holdings required under the previously established stock ownership guidelines for the NEOs, other members of the Executive Committee and other key executives identified by the Chief Executive Officer. In addition to the existing holding requirement of 50% of vested restricted stock granted since January 2007, net of applicable taxes, for a period of three years, the revised guidelines also require holdings calculated as a multiple of the executive’s annual base salary — five times for Mr. Flynn and three times for other executives subject to the guidelines. The purpose of the guidelines is to ensure that Associated’s senior executives retain a significant portion of their Common Stock to help ensure that their business decisions continue to be made in the best interests of long-term shareholder value. Currently, a total of 14 senior executives are subject to the security ownership guidelines.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.

On September 14, 2011, Associated repurchased from the UST all of the remaining shares of the Senior Preferred Stock issued under TARP. While Associated was a participant in TARP, the Committee was required, in conjunction with members of Associated’s Executive Risk Committee, who functioned as the senior risk officers under TARP, to discuss, review and evaluate, at least every six months, (1) the senior executive officer (“SEO”) compensation plans to ensure that they did not encourage SEOs to take unnecessary and excessive risks that threatened the value of Associated, (2) employee compensation plans in light of the risks posed by such plans and how to limit such risks and (3) employee compensation plans to ensure that they did not encourage the manipulation of reported earnings to enhance the compensation of any employees.

Risk Assessment

In compliance with TARP Interim Final Rule requirements that were applicable to Associated prior to its repurchase of the shares of the Series A Preferred Stock issued under TARP, the Committee conducted a semi-annual review of incentive compensation in July 2011 with members of Associated’s Executive Risk Committee, and business line executives responsible for the design, and implementation of all incentive programs. The Committee engaged Pay Governance to provide risk assessments in 2011. Pay Governance prepared an in-depth assessment report of Associated’s incentive compensation plans (the “Report”), and the Report findings were presented to the Executive Risk Committee and the Committee. The Report provided a detailed discussion of all of Associated’s 46 incentive plans effective during 2011. The assessment included a review of compensation plan documents and historical pay data. For each of the incentive plans reviewed, Pay Governance analyzed the plan governance, plan design and the financial impact on Associated. Based on its review and analysis and the input from Associated’s Executive Risk Committee, Pay Governance concluded that none of the reviewed incentive plans are likely to encourage Associated’s NEOs or employees to take unnecessary or excessive risks that threaten the value of Associated or the manipulation of reported earnings. Following this review, the Executive Risk Committee and the Committee also determined that the compensation plans do not encourage unnecessary or excessive risk-taking that threatens the value of Associated or the manipulation of reported earnings.

NEO Compensation Plans

The Committee and members of Associated’s Executive Risk Committee, who functioned as the senior risk officers under TARP reviewed the operation of the NEO compensation plans and Associated’s key business risk factors. Following its review, the Committee and members of Associated’s Executive Risk Committee concluded that Associated’s NEO compensation plans do not encourage unnecessary and excessive risk-taking that threatens the value of Associated or the manipulation of reported earnings. In making the foregoing determination, the Committee and the Executive Risk Committee considered the following:

Performance Incentive Plan and Cash Incentive Compensation Plan.    There were no performance payouts for 2011 under either the Performance Incentive Plan or the Cash Incentive Compensation Plan for the NEOs.

2011 Incentive Compensation Plan.    SBRS awards to NEOs vest over a period which is no earlier than Associated’s repayment of TARP, and the vesting of some awards extend beyond the repayment of TARP. Share salary awards, although fully vested at the date of issuance, are subject to restrictions on transfer imposed by Associated, although not required under TARP. These awards derive value based on long-term performance of Associated Common Stock over the respective period of vesting or transfer restrictions.

Various Retirement Programs.    Benefits payable under the defined benefit plans to NEOs are not based on the performance of Associated, while benefits payable under the defined contribution plans to NEOs are based on the performance of Associated only to the extent the participant elects to invest in Associated Common Stock.

Employee Compensation Plans

In addition to the compensation plans for the NEOs discussed above, Associated maintains various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid thereunder, some for which the amounts to be paid thereunder are based on formulas, some of which meet the requirements for commission compensation under the TARP Interim Final Rule and others for which the amounts to be paid thereunder may be determined based on a combination of these approaches. All of these plans were reviewed by the Committee as described above. As a result of the review, no plan was identified as having a high degree of risk. It was further determined that risk management oversight, internal control processes, governance procedures currently in place, and the discretionary nature of many of the compensation plans collectively served to ensure that the compensation plans do not encourage excessive risk-taking activities or the manipulation of earnings.

Pursuant to the TARP Interim Final Rule, the Committee certifies that:

(1)	During the part of the most recently completed fiscal year that was a TARP period (i.e., January 1, 2011 to September 14, 2011), it reviewed with members of Associated’s Executive Risk Committee, who functioned as the senior risk officers under TARP, the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Associated;

(2)	During the part of the most recently completed fiscal year that was a TARP period, it reviewed with members of Associated’s Executive Risk Committee, who functioned as the senior risk officers under TARP, the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Associated; and

(3)	During the part of the most recently completed fiscal year that was a TARP period, it reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Associated to enhance the compensation of any employee.

THE COMPENSATION AND BENEFITS COMMITTEE

Richard T. Lommen, Chairman
John F. Bergstrom
Ruth M. Crowley
Robert A. Jeffe
John (Jay) B. Williams

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Philip B. Flynn(7)	2011	$3,496,615	$0	$1,200,000	$0	$0	$306,259	$12,193	$5,015,067
President and CEO	2010	3,456,000	0	1,199,989	0	0	341,585	33,228	5,030,802
	2009	186,092	0	100,003	0	0	0	12,451	298,546
Joseph B. Selner	2011	820,532	0	412,499	0	0	83,935	21,988	1,338,954
Executive Vice	2010	728,889	0	392,036	0	0	107,309	25,158	1,253,392
President, Chief Financial Officer	2009	360,000	0	86,300	48,524	0	95,023	28,312	618,159
Scott S. Hickey	2011	644,531	0	323,288	0	0	49,667	21,619	1,039,105
Executive Vice	2010	589,588	0	311,853	0	0	46,280	29,347	977,068
President, Chief Credit Officer	2009	350,000	0	210,572	107,832	0	26,406	225,734	920,544
Mark D. Quinlan	2011	570,445	0	286,098	0	0	37,750	27,827	922,120
Executive Vice	2010	522,207	0	276,215	0	0	47,157	28,718	874,297
President, Chief Information and Operations Officer	2009	310,000	0	217,476	45,289	0	39,551	28,934	641,250
David L. Stein	2011	545,849	0	276,487	0	0	36,010	28,065	886,411
Executive Vice	2010	471,671	0	249,474	0	0	43,223	34,240	798,608
President, Head of Retail Banking	2009	280,000	0	196,764	41,336	0	36,524	34,117	588,741

(1)	Salary represents amounts paid in cash and shares of Associated Common Stock during the calendar year whether or not receipt of any such amounts was deferred by the executive. Share salary awards, although fully vested at the date of issuance, are subject to restrictions on transfer imposed by Associated, although not required under TARP.

The amount of salary shown above which was paid in cash and shares of Associated Common Stock is as follows:

	Salary Paid in Cash		Salary Paid in Shares
Named Executive Officer	2011	2010	2011	2010
Philip B. Flynn	$1,240,615	$1,200,000	$2,256,000	$2,256,000
Joseph B. Selner	395,784	370,661	424,748	358,228
Scott S. Hickey	368,385	360,365	276,146	229,223
Mark D. Quinlan	326,054	319,181	244,391	203,026
David L. Stein	337,015	288,293	208,834	183,378

(2)	Stock Awards reflect the aggregate grant date fair value of awards. Other than for Mr. Flynn, these awards were calculated as one-half of annualized 2011 base cash and share salary. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)	No Option Awards were granted to any of the NEOs in 2010 or 2011. Option Awards for 2009 reflect the aggregate grant date fair value of awards. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(4)	Reflects the total of the change in present value of the Retirement Account Plan (“RAP”) and the Supplemental Executive Retirement Plan (“SERP”), respectively as follows:

	2011			2010			2009
NAME	RAP	SERP	TOTAL	RAP	SERP	TOTAL	RAP	SERP	TOTAL
Philip B. Flynn	$12,724	$293,535	$306,259	$12,250	$329,335	$341,585	$—	$—	$—
Joseph B. Selner	32,502	51,433	83,935	32,150	75,159	107,309	30,772	64,251	95,023
Scott S. Hickey	13,218	36,449	49,667	12,763	33,517	46,280	12,250	14,156	26,406
Mark D. Quinlan	14,747	23,003	37,750	14,300	32,857	47,157	13,718	25,833	39,551
David L. Stein	15,225	20,785	36,010	14,781	28,442	43,223	14,178	22,346	36,524

No above-market or preferential earnings are credited on deferred compensation. Except as noted below, NEOs are 100% vested in both their RAP and SERP accounts. Mr. Flynn participates in a separate SERP and is 100% vested in such SERP. Mr. Flynn is not vested in the RAP. Mr. Hickey is not vested in either of his RAP or SERP accounts. See “Retirement Plans.”

(5)	Amounts in All Other Compensation for 2011 include the following:

•	Employer-paid premiums for life insurance and long term disability insurance coverages for each of the NEOs;

•	The employer match on each NEO’s 2011 contributions to the 401(k) Plan ($11,025 for each of the NEOs);

•	The allowance received for business use of an automobile for each of the NEOs (other than Mr. Flynn);

•	For Mr. Hickey, Mr. Quinlan and Mr. Stein, reimbursement of club membership fees;

•	For Mr. Selner and Mr. Quinlan, the 10% employer match on purchases through the employee stock purchase program;

•	For Mr. Quinlan, the cost of a physical examination; and

•	For Mr. Flynn and Mr. Selner, a health incentive.

(6)	In 2011, “Salary” accounted for approximately 69.7% and 61.7% of the total compensation of Mr. Flynn and the other NEOs, respectively.

(7)	Mr. Flynn commenced employment as President and CEO on December 1, 2009.

GRANTS OF PLAN-BASED AWARDS DURING 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)
Philip B. Flynn	1/3/2011	$—	$—	$—	78,125	0	0	$1,200,000
Joseph B. Selner	1/25/2011	—	—	—	28,927	0	0	412,499
Scott S. Hickey	1/25/2011	—	—	—	22,671	0	0	323,288
Mark D. Quinlan	1/25/2011	—	—	—	20,063	0	0	286,098
David L. Stein	1/25/2011	—	—	—	19,389	0	0	276,487

(1)	No plan-based awards were established in 2011 under the 2010 Plan.

(2)	See “Accounting and Tax Considerations.” For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock Held that Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip B. Flynn	0	0	0	$—	—
						181,751	(3)	$2,030,159	0	$0
Joseph B. Selner	41,249	0	0	21.24	01/23/2012
	37,500	0	0	22.98	01/22/2013
	37,500	0	0	29.08	01/28/2014
	50,000	0	0	33.07	01/26/2015
	33,000	0	0	32.82	12/13/2015
	27,000	0	0	33.89	01/24/2017
	27,000	0	0	24.89	01/23/2018
	9,045	4,455	0	17.26	01/28/2019
						60,367	(4)	674,299	0	0
Scott S. Hickey	20,000	0	0	19.50	10/22/2018
	20,100	9,900	0	17.26	01/28/2019
						50,394	(4)	562,901	0	0
Mark D. Quinlan	40,000	0	0	31.17	11/01/2015
	18,000	0	0	33.89	01/24/2017
	18,000	0	0	24.89	01/23/2018
	12,000	0	0	18.82	07/23/2018
	8,442	4,158	0	17.26	01/28/2019
						45,210	(4)	504,996	0	0
David L. Stein	25,000	0	0	33.07	01/26/2015
	14,000	0	0	32.82	12/13/2015
	10,000	0	0	33.89	01/24/2017
	15,000	0	0	24.89	01/23/2018
	7,000	0	0	18.82	07/23/2018
	7,705	3,795	0	17.26	01/28/2019
						42,108	(4)	470,346	0	0

(1)	Generally, options expiring between 2012 and 2014 and between 2017 and 2019 have a three-year stepped vesting schedule (34% vest on the first anniversary following the date of the grant and 33% vest on each of the second and third anniversaries following the date of the grant); options expiring on January 26, 2015 vested on June 30, 2005; options expiring on December 13, 2015 vested immediately upon the grant date of December 13, 2005.

(2)	Market value based on closing price of Associated Banc-Corp Common Stock of $11.17 on December 30, 2011.

(3)	SBRS granted on January 4, 2010 and January 3, 2011 on which restrictions had not lapsed as of December 31, 2011. Subject to the requirements of TARP, no award of restricted stock will vest in accordance with the foregoing schedule if the recipient does not continue to perform substantial services to Associated for at least two years after the date on which such award of restricted stock was granted other than because of his death or disability, or a change of control of Associated.

(4)

SBRS granted on January 28, 2009, January 27, 2010 and January 25, 2011 on which restrictions had not lapsed as of December 31, 2011. For the 2009 grants, restrictions lapse on a three-year stepped vesting schedule (34% on the first anniversary following the date of the grant and 33% on each of the second and third anniversaries following the date of the grant). For the 2010 grants, restrictions lapse on the second anniversary following the date of the grant. For the 2011 grants, restrictions lapse on a three-year stepped vesting schedule (34% on the first anniversary following the date of the grant and 33% on each of the second and third anniversaries following the date of the grant). Subject to the requirements of TARP, no award of restricted stock will vest in accordance with the foregoing schedule if the recipient does not continue to perform substantial services to Associated for at least two years after the date on which such award of restricted stock was granted other than because of his death or disability, or a change of control of Associated. Recipients must be employed on the date restrictions lapse in order to receive the shares.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Philip B. Flynn	0	$0	8,985	$92,995
Joseph B. Selner	0	0	5,940	83,780
Scott S. Hickey	0	0	7,326	93,564
Mark D. Quinlan	0	0	7,128	99,709
David L. Stein	0	0	6,072	84,854

(1)	Represents SBRS for which restrictions have lapsed.

(2)	Value based on the closing price of Associated Common Stock on the date restrictions lapsed. Vested shares are subject to retention under Associated’s security ownership guidelines.

PENSION BENEFITS IN 2011

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Philip B. Flynn(2)	RAP	2	$24,974	$0
	SERP	2	622,870	0
Joseph B. Selner	RAP	39	539,603	0
	SERP	39	337,536	0
Scott S. Hickey(3)	RAP	3	38,231	0
	SERP	3	84,122	0
Mark D. Quinlan	RAP	6	77,977	0
	SERP	6	106,987	0
David L. Stein	RAP	7	90,422	0
	SERP	7	92,895	0

(1)	Information regarding the RAP and the SERP can be found under “Retirement Plans.” Information regarding Mr. Flynn’s Supplemental Retirement Benefit, which was provided under the terms of his employment agreement, can be found under “2011 CEO Employment Arrangement.”

(2)	Through December 31, 2011, Mr. Flynn’s Supplemental Retirement Benefit was included under the terms of his employment agreement, and he is 100% vested in such Supplemental Retirement Benefit. Mr. Flynn is not vested in the RAP.

(3)	Mr. Hickey is not vested in the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Associated maintains a Change of Control Plan to provide severance benefits to the CEO and certain executive officers if their employment terminates as a result of a change of control of Associated. The CEO and members of the Executive Committee who are designated by the CEO are eligible to participate in the Change of Control Plan. As of December 31, 2011, the NEOs and all members of the Executive Committee were designated to participate under the Change of Control Plan. All of the NEOs participated in the Change of Control Plan following Associated’s full repayment in September 2011 of the UST’s investment in Associated through TARP. See “Executive Compensation — Compensation Discussion and Analysis, Change of Control Plan.”

In addition to the payments that the NEOs would receive in the event of separation from employment triggering benefits under the Change of Control Plan at December 31, 2011, all unvested shares of restricted stock held by the NEOs vest upon a change of control pursuant to the terms of the 2010 Plan. All unvested options held by the NEOs vest upon a change of control pursuant to the terms of the Associated Banc-Corp 2003 Long-Term Incentive Stock Plan; however, there is no value included in the table below with respect to the accelerated vesting of unvested options held by the NEOs upon a change of control because such unvested options had no intrinsic value at December 31, 2011, as the exercise prices of such unvested options exceeded the closing price of Associated Common Stock on December 30, 2011.

An NEO may also be eligible to receive fully discretionary severance benefits in the event of such NEO’s separation other than as a result of a change of control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See “Post-Termination and In-Service Arrangements.”

The table below sets forth the estimated maximum payments the NEOs would receive in the event of a change of control and separation from employment triggering benefits under the Change of Control Plan and the potential value to the NEOs of full acceleration of all unvested shares of restricted stock, at December 31, 2011.

	Total Salary Continuation Benefit(1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments(2)	Accrued Vacation(3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Incentive Bonus(4)	Outplacement Benefit(5)	Total Value of Shares of Restricted Stock that Vest Upon Change of Control(6)	Total Value of Options that Vest Upon Change of Control(7)	Total(8)
Philip B. Flynn	$3,744,000	$36,079	$24,000	$998,640	$0	$20,000	$2,030,159	$0	$6,852,878
Joseph B. Selner	800,000	31,714	7,692	156,750	0	20,000	674,299	0	1,690,455
Scott S. Hickey	739,000	30,830	7,106	122,854	0	20,000	562,901	0	1,482,691
Mark D. Quinlan	654,000	936	6,288	108,718	0	20,000	504,996	0	1,294,938
David L. Stein	691,200	30,067	6,646	105,070	0	20,000	470,346	0	1,323,329

(1)	Based on base salary at December 31, 2011. Pursuant to the Change of Control Plan, Mr. Flynn shall be paid three times the amount of his base salary with an installment period of three years, and the other NEOs shall be paid two times the amount of his base salary with an installment period of two years.

(2)	Based on program costs at December 31, 2011.

(3)	Maximum unused vacation accrual is 40 hours at year end pursuant to Associated’s policy.

(4)	None of the NEOs were eligible to receive any incentive bonus with respect to 2011 performance, consistent with TARP-imposed limitations applicable during the Restricted Period.

(5)	The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible employee’s duties, to be provided by a mutually-agreed outplacement agency. $20,000 is an estimate of the actual cost of these outplacement services.

(6)	Value based on closing price of Associated Banc-Corp Common Stock of $11.17 on December 30, 2011.

(7)	None of the unvested options held by NEOs had any intrinsic value at December 31, 2011, as the exercise prices of such unvested options exceeded the closing price of Associated Common Stock on December 30, 2011.

(8)	The Change of Control Plan also provides for (a) payment of legal fees and expenses, if any, incurred as a result of a termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment or in seeking to obtain or enforce any right or benefit provided by the Change of Control Plan), and (b) in the event the participant is subject to the excise tax imposed by Section 4999 of the Code, a payment in an amount that will place the participant in the same after-tax economic position that the participant would have enjoyed if the excise tax had not applied to the payment(s) provided under the Change of Control Plan.

DIRECTOR COMPENSATION

Associated’s Board has maintained non-employee director compensation unchanged from 2007 (except for the non-executive Chairman retainer). The Board’s philosophy for director compensation is to provide a balanced competitive total compensation program which allows for the attraction and retention of qualified directors.

Pay Governance conducted a market study of director compensation in December 2011 that formed the basis for the Board’s approval on January 24, 2012 of the present compensation for non-employee directors as follows:

•	$30,000 annual retainer

•	$100,000 additional retainer for the non-executive Chairman

•	$8,500 additional retainer for the Audit Committee Chair

•	$5,750 additional retainer for the Chairs of the Compensation and Benefits Committee, Corporate Governance Committee, Enterprise Risk Committee and Nominating and Search Committee

•	$1,750 Board meeting fee

•	$1,750 Audit Committee meeting fee

•	$1,250 Compensation and Benefits Committee, Corporate Governance Committee, Enterprise Risk Committee, Nominating and Search Committee and Corporate Development Committee meeting fee

•	Directors’ Deferred Compensation Plan contribution of $40,000 (invested in an account valued based on the trading price of Associated Common Stock)

The Committee has determined that it will continue to review Director Compensation during 2012.

Directors’ Deferred Compensation Plan

Through its acquisition of other banks and bank holding companies, Associated Banc-Corp became the sponsor of several plans to which the directors of the acquired organizations had deferred their director compensation. To simplify ongoing administration, Associated Banc-Corp established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999.

Each year, Associated Banc-Corp makes a monetary contribution into the Directors’ Deferred Compensation Plan for each non-employee director. That contribution must be invested in an account in which the account balance is based on the trading price of Associated Common Stock.

Directors may also defer any or all of their board fees, including retainers, as well as committee and board meeting fees. Earnings are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish.

Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John F. Bergstrom	$94,750	$0	$0	$0	$0	$0	$94,750
Ruth M. Crowley	103,250	0	0	0	0	0	103,250
Ronald R. Harder	123,000	0	0	0	0	0	123,000
William R. Hutchinson	229,750	0	0	0	0	0	229,750
Robert A. Jeffe	96,000	0	0	0	0	0	96,000
Eileen A. Kamerick	128,750	0	0	0	0	0	128,750
Richard T. Lommen	107,250	0	0	0	0	0	107,250
J. Douglas Quick	112,500	0	0	0	0	0	112,500
John C. Seramur	106,375	0	0	0	0	0	106,375
Karen T. van Lith	123,625	0	0	0	0	0	123,625
John (Jay) B. Williams	29,000	0	0	0	0	0	29,000

(1)	Includes $40,000 contribution to the Director’s Deferred Compensation Plan contributed in May 2011, except for Mr. Williams who joined the Board of Directors in July 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the Securities and Exchange Commission, NASDAQ, and Associated (such requirements hereinafter referred to as “Section 16(a) filing requirements”). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated, and upon written representations of directors and executive officers that no other reports were required, with respect to the fiscal year ended December 31, 2011, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except that a grant of restricted stock was reported one day late for Mr. Flynn.

RELATED PERSON TRANSACTIONS

Officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2011. Additional transactions of this type may be expected to take place in the ordinary course of business in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management’s opinion did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2011, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $56 million, which represented approximately 2% of consolidated stockholders’ equity.

Prior to the consummation of the merger of First Federal Capital Corp (“First Federal”) with Associated in October 2004, Mr. Lommen served as a non-employee director of First Federal. Mr. Lommen receives annual payments of $8,800 for 10 years under the First Federal Director Emeritus Program that began in the fourth quarter of 2004.

Associated has agreed to indemnify Mr. Lommen to the fullest extent permitted by First Federal’s Articles of Incorporation, Bylaws, or Wisconsin law and to acquire directors’ and officers’ liability insurance for a period of six years following the effective time of the merger with respect to matters arising out of his position as a director of First Federal.

Related Party Transaction Policies and Procedures

We have adopted written Related Party Transaction Policies and Procedures that set forth Associated’s policies and procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy only, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions, including transactions involving compensation for services provided to Associated as a director or executive officer by a related party, are not covered by this policy. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, including an “immediate family member” of such persons.

Under the policies and procedures, the Corporate Governance Committee reviews and either approves or disapproves the entry into the interested transaction. In considering interested transactions, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of four directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NASDAQ and NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.” Associated’s Board has also determined that two of the members of the Audit Committee, Ms. Kamerick and Ms. van Lith are “audit committee financial experts,” based upon education and work experience. Associated believes Ms. Kamerick qualifies as an “audit committee financial expert” based upon her experience as Managing Director and Chief Financial Officer of Houlihan Lokey since May 2010, Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation from August 2008 until May 2010; Executive Vice President and Chief Financial Officer of BearingPoint, Inc. from May 2008 to June 2008; Executive Vice President, Chief Financial Officer and

Chief Administrative Officer of Heidrick & Struggles International, Inc., from June 2004 to May 2008; Executive Vice President and CFO of Bcom3 Group, Inc., parent company of Leo Burnett and Starcom Media from August 2001 to January 2003; and Executive Vice President and CFO of United Stationers from 2000 to 2001. Associated believes Ms. van Lith qualifies as an “audit committee financial expert” based upon the fact that she was a Certified Public Accountant and upon her experience as an auditor for Deloitte, Haskins & Sells from 1982 to 1984; as the person responsible for external financial reporting for Deluxe from 1984 to 1995; and as Chief Financial Officer for Gelco from 1999 to 2000.

Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2011 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (The Auditor’s Communication With Those Charged With Governance), (AICPA, Professional Standards, Vol. 1 AU Section 380). The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in Associated’s Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Eileen A. Kamerick,	Ronald R. Harder,	J. Douglas Quick,	Karen T. van Lith,
Chairman	Member	Member	Member

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF

INCORPORATION REGARDING PREFERRED STOCK

Presently, Article III of Associated’s Amended and Restated Articles of Incorporation, as amended (the “Current Articles”), provides Associated with authority to issue up to 750,000 shares of Preferred Stock. The Current Articles generally allow the Board of Directors to divide the Preferred Stock into separate series and to determine among each series of the Preferred Stock the following rights and preferences:

•	The rate of dividends payable on shares of such series;

•	The price at and the terms and conditions on which shares of such series may be redeemed;

•	The amount payable upon shares of such series in the event of voluntary or involuntary liquidation of Associated;

•	Sinking fund provisions for the redemption or purchase of shares of such series;

•	The terms and conditions on which shares of such series may be converted; and

•	Voting rights of shares of such series.

However, Sections 2, 3, 4, 5 and 6 of the Current Articles contain restrictions on the terms of the Preferred Stock that may be issued. The restrictions are in the nature of mandatory, minimum rights which must accompany any Preferred Stock issued by Associated. These mandatory, minimum rights required by the Current Articles for our Preferred Stock include:

•

Cumulative Dividends.    A requirement that dividends on all shares of Preferred Stock must be cumulative and that such dividends shall accrue at the rate of dividend per share from the date from which dividends thereon shall have first begun to accrue, less such amount or amounts as shall from time to time have been paid as dividends thereon and without regard to whether there shall be or shall have been at any time any net profits or surplus, and without regard to the amount of net profits or surplus at any time.

•

Dividend Stopper.    A requirement that no dividends may be paid on the Common Stock if there are any accrued dividends on the Preferred Stock, up to and including the current quarterly dividend period for such Preferred Stock, which have not been paid, or been declared and a sum set aside for payment.

•	Liquidation Preference. A requirement that Preferred Stock have a preference in payment over the Common Stock upon voluntary or involuntary liquidation of Associated.

The Board of Directors adopted resolutions to amend the Current Articles to authorize the issuance by Associated of Preferred Stock which pays non-cumulative dividends, with such preferences, limitations and relative rights as may be determined by the Board of Directors from time to time before such Preferred Stock is issued. Importantly, the proposed amendment would eliminate the requirement to issue Preferred Stock with the mandatory, minimum rights described in the preceding paragraph.

The full text of Article III, Section 2 of the Current Articles, as such section is proposed to be amended and restated in its entirety by the proposed amendment (the “Charter Amendment”), is set forth below:

2.	In accordance with the provisions of the Wisconsin Business Corporation Law, the Board of Directors may determine the preferences, limitations and relative rights of (1) any Preferred

Stock before the issuance of any shares of Preferred Stock and (2) one or more series of Preferred Stock, and designate the number of shares within that series, before the issuance of any shares of that series.

In addition, the Charter Amendment proposes that Sections 3, 4, 5 and 6 of Article III of the Current Articles are to be deleted, and Sections 7, 8 and 9 of Article III of the Current Articles are to be re-numbered 3, 4 and 5, respectively.

If the Charter Amendment is approved, the Board of Directors will retain its ability to set the preferences, limitations and relative rights of Associated’s Preferred Stock as set forth above. The Charter Amendment will provide the Board of Directors greater flexibility in setting those terms, including the ability to issue Preferred Stock that is not cumulative.

Sections 2, 3, 4, 5 and 6 of Article III of the Current Articles are disadvantageous to Associated and to the holders of the Common Stock because the restrictions contained therein reduce Associated’s ability to issue various types of preferred stock, such as non-cumulative preferred stock, thereby limiting Associated’s capital structure and potentially preventing Associated from taking advantage of, or receiving the full benefits of, certain financing techniques. Associated can only take full advantage of various types of hybrid capital instruments that receive favorable treatment by regulatory agencies and credit rating agencies if Associated is able to issue non-cumulative preferred stock. Among other things, the Charter Amendment will allow us to issue non-cumulative preferred stock in the future.

“Cumulative” preferred stock is preferred stock which entitles its holders to all dividends on such stock as declared by the Board of Directors, including dividends which were declared but which have not yet been paid. In contrast, “non-cumulative preferred stock” is preferred stock which entitles its holders to dividends on such stock as declared by the Board of Directors, but only to the extent paid by Associated; a holder of non-cumulative preferred stock is not entitled to a dividend which was declared but which remains unpaid.

Because dividends paid to holders of Preferred Stock reduce the funds available to pay dividends to holders of Common Stock, it is advantageous to the holders of our Common Stock that Associated have the ability to issue non-cumulative preferred stock rather than be limited to issuing cumulative preferred stock. The Charter Amendment will provide Associated the ability to issue non-cumulative Preferred Stock and eliminates a current competitive disadvantage of Associated in raising capital relative to its peers. In addition, while Associated’s outstanding 8.00% Perpetual Preferred Stock, Series B, liquidation preference $1,000 per share (the “Series B Preferred Stock”) contains, and any additional Preferred Stock that is issued in the future would likely contain, a dividend stopper and liquidation preferences substantially similar to those contained in Article III of the Current Articles, the elimination of the requirement to include such terms provides Associated with greater flexibility to issue Preferred Stock with terms more favorable to its holders of Common Stock in the future.

On September 14, 2011, Associated issued 2,600,000 depositary shares, each representing a 1/40th interest in a share of Series B Preferred Stock in an underwritten public offering. The terms of the Series B Preferred Stock are set forth in the Articles of Amendment to Associated’s Amended and Restated Articles of Incorporation. The prospectus supplement for the offering of the Series B Preferred Stock depositary shares (the “Prospectus Supplement”) disclosed that dividends on the Series B Preferred Stock initially would be cumulative because the Current Articles require that preferred stock dividends be cumulative, and that, as contemplated by the terms of the Series B

Preferred Stock, dividends on the Series B Preferred Stock will automatically become noncumulative immediately upon the effective date of an amendment to the Current Articles permitting the issuance of preferred stock which pays non-cumulative dividends. The Prospectus Supplement further disclosed that Associated’s board of directors had approved the Charter Amendment, and that the Charter Amendment was expected to become effective in April 2012 following common shareholder approval and the filing of the Charter Amendment with the Wisconsin Department of Financial Institutions. Finally, the Prospectus Supplement disclosed that holders of depositary shares will have no right to vote on the Charter Amendment because the terms of the Series B Preferred Stock are not being amended, altered or repealed by the Charter Amendment so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof.

The Board of Directors does not believe that the Charter Amendment will have any anti-takeover effects because the Charter Amendment does not increase the authorized number of shares of Preferred Stock above the 750,000 shares presently authorized.

The purpose of the Charter Amendment is to allow the Board of Directors maximum flexibility when determining the rights and preferences of Preferred Stock to be issued in the future, if any, and to cause the shares of Series B Preferred Stock presently outstanding to become non-cumulative preferred stock. The Board of Directors believes that the Charter Amendment to eliminate mandatory rights and preferences for Associated’s Preferred Stock is advisable in order to provide Associated additional flexibility.

If approved, the Charter Amendment will become effective upon the filing of the Articles of Amendment to the Current Articles with the Division of Corporate & Consumer Services at the Wisconsin Department of Financial Institutions, which Associated would do promptly after the Annual Meeting.

Approval of the Charter Amendment requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the approval of the Charter Amendment. Unless otherwise directed, all proxies will be voted FOR Proposal 2.

PROPOSAL 3

ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED

EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis begins at page 20. As we discussed there, the Board of Directors believes that Associated’s long-term success and achievement of its corporate vision to be the most admired Midwestern financial services company depends on the talents of Associated’s executives. Associated’s executive compensation program plays a key role in Associated’s ability to attract, retain and motivate the highest quality executive team. The principal objectives of Associated’s executive compensation program are to target executive compensation within competitive market ranges, reward performance and align executive incentive compensation with long-term shareholder value creation, without incenting unnecessary and excessive risk. As discussed above in Compensation Discussion and Analysis, the features of Associated’s 2011 executive compensation structure that supported these objectives included:

•	Target total compensation for Associated’s Named Executive Officers generally near the median level for executives having comparable responsibility at financial institutions of comparable asset size;

•	Concentration on equity in the pay mix of target compensation for Associated’s Named Executive Officers;

•	Limited number of perquisites available to Associated’s Named Executive Officers; and

•

Associated’s Change of Control Plan amended to bring the terms of such plan in line with current compensation practices, maintain change of control benefits within competitive market ranges, reduce the number of eligible participants and further align such plan with Associated’s 2010 Incentive Compensation Plan.

As required by Section 14A of the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“Resolved, that the shareholders approve the compensation of Associated’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the advisory approval of Associated Banc-Corp’s Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast is voted FOR this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted FOR Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY APPROVAL OF ASSOCIATED

BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, this proposal provides shareholders with the opportunity to vote on how frequently they would like to cast an advisory vote to approve Associated Banc-Corp’s Named Executive Officer compensation, similar to the advisory vote in Proposal 3 above.

The Board of Directors recommends an annual vote on executive compensation. As described in Compensation Discussion and Analysis that begins at page 20, in making annual compensation decisions, management and the Board consider performance of the executive and Associated as a whole, as well as how the executive’s functional responsibilities contributed to Associated’s performance, and consider performance that is based on measureable financial results. We compare performance not just to our own prior performance or achievement of current goals, but also to appropriately chosen peer companies. The Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input to management and the Board on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board’s determination was based on the premise that executive compensation is evaluated, adjusted and approved on an annual basis, and the Board believes that shareholder sentiment expressed annually should be a factor taken into consideration by the Compensation and Benefits Committee as part of that process. The Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

Shareholders may cast an advisory vote on the preferred voting frequency by selecting the option of every one, two or three years, or whether they wish to abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation.

Recommendation of the Board of Directors

The Board recommends that shareholders select “One Year” when voting on the frequency of advisory votes to approve Associated Banc-Corp’s Named Executive Officer compensation.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2012. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2011. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted FOR this Proposal 5, it will pass. Unless otherwise directed, all proxies will be voted FOR Proposal 5. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2011 and 2010, and fees billed for other services rendered by KPMG LLP.

	2011	2010
Audit Fees(1)	$1,070,800	$775,000
Audit-Related Fees(2)	308,500	335,800
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,379,300	$1,110,800

(1)	Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls.

(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries, employee benefit plans, and common and collective funds.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.

During 2011, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2012.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.

SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 23, 2013, must be received by Associated at its executive offices no later than November 15, 2012. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below.

A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 23, 2013, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days nor more than 90 days prior to April 23, 2013. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 23, 2013, and no later than February 7, 2013. If notice is received before January 23, 2013, or after February 7, 2013, it will be considered untimely, and Associated will not be required to present such proposal at the April 23, 2013 Annual Meeting.

By Order of the Board of Directors,

Kristi A. Hayek

Senior Vice President,

Acting General Counsel

& Corporate Secretary

Green Bay, Wisconsin

March 14, 2012

ANNUAL MEETING OF ASSOCIATED BANC-CORP		Annual Meeting of Associated Banc-Corp to be held on Tuesday, April 24, 2012 for Holders as of February 29, 2012 This proxy is being solicited on behalf of the Board of Directors
Date:	April 24, 2012
Time:	11:00 A.M. (Central Time)
Place:	Fort Howard Theater – Bemis Center, St. Norbert College, 100 Grant Street, De Pere, Wisconsin.

Please make your marks like this: ☒ Use dark black pencil or pen only The Board of Directors recommends that you vote FOR each director nominee, FOR proposals 2, 3 and 5 and 1 YEAR in proposal 4:

1:	Election of Directors					INTERNET	VOTED BY:	TELEPHONE
		For ê		Withhold		Go To		866-390-6276

01 John F. Bergstrom

02 Ruth M. Crowley

03 Philip B. Flynn

04 Ronald R. Harder

05 William R. Hutchinson

06 Robert A. Jeffe

07 Eileen A. Kamerick

08 Richard T. Lommen

09 J. Douglas Quick

10 John C. Seramur

11 Karen T. van Lith

12 John (Jay) B. Williams

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		www.proxypush.com/asbc •Cast your vote online. •View Proxy Materials.	OR	•Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
•Follow the simple recorded instructions.

MAIL
						OR	•Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints John P. Paul and Michael E. Silver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 5 AND 1 YEAR IN PROPOSAL 4 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 6.

		For	Against	Abstain
ê
2:	The amendment of the Amended and Restated Articles of Incorporation of Associated Banc-Corp regarding the rights and preferences of preferred stock.	☐	☐	☐
3:	Advisory approval of Associated Banc-Corp’s named executive officer compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
ê
4:	Advisory vote on the frequency of advisory approval of Associated Banc-Corp’s named executive officer compensation.	☐	☐	☐	☐
		For	Against	Abstain
ê
5:	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2012.	☐	☐	☐

6:	To consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

All votes must be received by 11:59 P.M., Eastern Time, April 23, 2012. All votes for 401(k) participants must be received by 11:59 P.M., Eastern Time, April 22, 2012.

To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.	☐		PROXY TABULATOR FOR
ASSOCIATED BANC-CORP P.O. BOX 8016 CARY, NC 27512-9903

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above	EVENT #

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

CLIENT #

OFFICE #

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 24, 2012, at the Fort Howard Theater – Bemis Center, St. Norbert College, 100 Grant Street, De Pere, Wisconsin. Associated’s Wealth Management professionals will present an economic/investment update beginning at 10:00 a.m.

Proxy — Associated Banc-Corp

Proxy/Voting Instructions Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on April 24, 2012.

The undersigned hereby appoints John P. Paul and Michael E. Silver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

1.

The election of twelve Directors: John F. Bergstrom, Ruth M. Crowley, Philip B. Flynn, Ronald R. Harder, William R. Hutchinson, Robert A. Jeffe, Eileen A. Kamerick, Richard T. Lommen, J. Douglas Quick, John C. Seramur, Karen T. van Lith and John (Jay) B. Williams.

2.	The amendment of the Amended and Restated Articles of Incorporation of Associated Banc-Corp regarding the rights and preferences of preferred stock.
3.	Advisory approval of Associated Banc-Corp’s named executive officer compensation.
4.	Advisory vote on the frequency of advisory approval of Associated Banc-Corp’s named executive officer compensation.
5.	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2012.
6.	To consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.